Exhibit 2.1

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

BY AND AMONG

HERITAGE INSURANCE HOLDINGS, INC.,

ZEPHYR ACQUISITION COMPANY,

RM OCEAN HARBOR HOLDING, INC.

MP HOLDINGS LLC

THE OTHER SELLER PARTIES

THE RESTRICTIVE COVENANT PARTIES

AND

THE SELLER’S REPRESENTATIVE

Dated as of September 29, 2015

Article IV REPRESENTATIONS AND WARRANTIES OF THE SELLERS		35
4.1	Organization and Good Standing	35
4.2	Power	36
4.3	Validity	36
4.4	Title	36
4.5	No Default	36
4.6	No Litigation	36
4.7	No Foreign Persons	36
4.8	Ocean Harbor Holding, Inc.	36

Article V REPRESENTATIONS AND WARRANTIES OF THE BUYER		36
5.1	Incorporation; Good Standing	36
5.2	Authorization of Agreement; No Default	36
5.3	No Brokers or Finders	37
5.4	No Reliance	37

Article VI ADDITIONAL AGREEMENTS		37
6.1	Public Announcements	37
6.2	Covenant Not to Compete; Confidentiality	38
6.3	Other Action; Filings	40
6.4	Cooperation and Proceedings; Access to Records	41
6.5	Conduct of Company’s Business Pending the Closing	41
6.6	Employee Matters	43
6.7	No Transfers	45
6.8	Notices	45
6.9	Tax Indemnification	45
6.10	Filing of Tax Returns	46
6.11	Tax Proceedings	48
6.12	Tax Sharing Agreements	48
6.13	Tax Cooperation	49
6.14	338(g) Elections	49
6.15	No Proposals	49
6.16	Supplement to the Company’s Disclosure Schedule	50
6.17	2014 Audited Financial Statements	50
6.18	Swiss Re Derivative	50

Article VII CLOSING		51
7.1	Conditions Precedent to the Buyer’s Obligation to Close	51
7.2	Conditions Precedent to the Company’s and the Sellers’ Obligations to Close	53
7.3	Closing Deliveries of Company	54
7.4	Closing Deliveries of the Buyer	55
7.5	Termination of Agreement	55
7.6	Effect of Termination of Agreement	56

Article VIII INDEMNIFICATION		56
8.1	Survival	56

8.2	Indemnification by the Seller	56
8.3	Agreement of the Trust Beneficiaries	57
8.4	Indemnification in Favor of the Sellers	57
8.5	Procedure Relative to Indemnification	58
8.6	Limitations on Indemnification	59
8.7	Adjustment to Purchase Price	61
8.8	Calculation of Damages	61
8.9	Setoff	61
8.10	Kingsway Dispute	61

Article IX MISCELLANEOUS		62
9.1	Definitions	62
9.2	Expenses	62
9.3	Entire Agreement	62
9.4	Amendments	62
9.5	Waivers	62
9.6	Assignment	62
9.7	Notices	63
9.8	Governing Law	63
9.9	Jurisdiction; Service of Process	64
9.10	Captions	64
9.11	Severability	64
9.12	Further Assurances	64
9.13	Mutual Drafting	64
9.14	Counterparts; Facsimile	64
9.15	Interpretation	64
9.16	No Third Party Beneficiaries	65
9.17	Release	65
9.18	Remedies, Specific Performance, Injunction, Knowledge	65
9.19	Waiver of Jury Trial	66
9.20	Sellers’ Representative; Power of Attorney	66

Exhibits

Exhibit A	Form of Escrow Agreement
Exhibit B	Form of Software License Agreement
Exhibit C	Form of Maintenance Agreement
Exhibit D	Definitions

Schedules

Schedule 3	Company’s Disclosure Schedule
Schedule 5.2	Buyer Consents
Schedule 6.6(a)	Persons to be Employed by the Company Immediately Before the Closing
Schedule 6.6(g)	Company’s Employees to Execute Employment, Noncompetition and Nondisclosure Agreements
Schedule 7.1(f)	Required Consents and Permits

Schedule 7.3(b)	Persons Required to Execute Releases to be Delivered by the Company
Schedule 7.3(c)	Required Resignations to be Delivered by the Company
Schedule 7.3(d)	Required Written Consents to be Delivered by the Company
Schedule 7.3(g)	Matters to be Covered in the Legal Opinion
Schedule 8	Indemnity Percentage

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (this “Agreement”) is made and entered into this 29th day of September, 2015, by and among HERITAGE INSURANCE HOLDINGS, INC., a Delaware corporation (the “Buyer”), ZEPHYR ACQUISITION COMPANY, a Delaware corporation (the “Company”), each of RM OCEAN HARBOR HOLDING, INC., a Delaware corporation and MP HOLDINGS LLC, a Hawaii limited liability company (each a “Seller” and collectively, the “Sellers”), each of the OTHER SELLER PARTIES executing a signature page hereto (the “Other Seller Parties”), each of the RESTRICTIVE COVENANT PARTIES executing a signature page hereto (the “Restrictive Covenant Parties”), and RM OCEAN HARBOR HOLDING, INC. in its capacity as a representative of the Sellers (the “Sellers’ Representative”).

WHEREAS, the Company is engaged in the Business directly or indirectly through its Subsidiaries; and

WHEREAS, the Buyer desires to acquire 100% of the issued and outstanding capital stock of the Company, all of which are owned 100% by the Sellers (the “Shares”).

NOW, THEREFORE, in consideration of the covenants and obligations set forth in this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

ARTICLE I

SALE AND PURCHASE OF THE SHARES

1.1 Sale and Purchase of the Shares. Upon the terms and subject to the conditions set forth herein and on the basis of the representations, warranties, covenants and agreements contained herein, at the Closing, each of the Sellers shall sell to the Buyer, and the Buyer will purchase from each Seller, the Shares owned by such Seller, free and clear of any Liens.

1.2 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of counsel for the Buyer, Greenberg Traurig, PA, located at 401 East Las Olas Boulevard, Suite 2000, Fort Lauderdale, Florida 33301, on the third Business Day after the satisfaction or waiver of the conditions (excluding conditions that, by their nature, cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions as of the Closing) set forth in Article VII below, unless another date, place or time is agreed to in writing by the Buyer and the Sellers. The date upon which the Closing occurs is referred to herein as the “Closing Date.”

1.3 Withholding. Each Party shall be entitled to deduct and withhold from any amount otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold under the Code, or any Tax Law, with respect to the making of such payment, provided, however, such Party shall first notify the Person subject to such withholding of its intent to withhold and give such Person an opportunity to demonstrate that no withholding (or a lesser amount) is required. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made.

ARTICLE II

CONSIDERATION

2.1 Purchase Price. As consideration for the Shares, the Buyer shall pay, or cause to be paid, at the Closing to the Sellers’ Representative (on behalf of the Sellers) an aggregate amount equal to One Hundred Twenty Million Dollars ($120,000,000) (the “Base Purchase Price”), which Base Purchase Price shall be (a) decreased by the amount of any Debt and (b) increased (if a positive number) or decreased (if a negative number) by the Change in Net Stockholders’ Equity Amount (the Base Purchase Price as so adjusted is referred to as the “Purchase Price”). At the Closing, the Buyer will pay, or cause to be paid, the Purchase Price in the following manner: (A) the Total Debt Payoff Amount as specified (and in the amounts specified) in the Funds Flow Memorandum, (B) in the event of a Wind Holdback Event, then the Wind Holdback Amount shall be retained by the Buyer, (C) deposit the Kingsway Escrow Amount with the Escrow Agent, (D) the Kingsway Holdback Amount shall be retained by the Buyer, (E) the Transaction Expenses to the appropriate parties pursuant to the wire instructions attached to the Funds Flow Memorandum, and (F) the remaining balance of the Purchase Price (as adjusted by the Change in Net Stockholders’ Equity Amount) to the Sellers’ Representative (on behalf of the Sellers) pursuant to the wire instructions attached to the Funds Flow Memorandum. No later than five Business Days prior to the Closing, the Sellers’ Representative shall prepare in good faith and deliver to the Buyer the estimated Debt, Change in Net Stockholders’ Equity Amount, Wind Holdback Amount and Transaction Expenses (the “Estimated Amounts”) together with any supporting documents as the Buyer requests. In the event of a disagreement by the Buyer with the Sellers’ Representative’s calculation of the Estimated Amounts, the Buyer and the Sellers’ Representative shall negotiate in good faith with a view to resolving such disagreements as promptly as practicably. The Closing shall not occur until any such disagreement has been resolved to the reasonable satisfaction of the Buyer and the Sellers’ Representative.

2.2 Determination of the Final Purchase Price.

(a) The Purchase Price has been estimated as provided in and Sections 1.1 and 2.1. The Parties intend that the Purchase Price shall be finalized as provided in this Section 2.2. The Buyer shall prepare and deliver to the Sellers’ Representative within seventy five (75) days after the Closing Date (i) the balance sheet of the Company as of the Closing Date (the “Proposed Closing Date Balance Sheet”) together with any supporting documents as Sellers’ Representative may reasonably request and (ii) calculations of (a) the Proposed Debt, (b) the Proposed Change in Net Stockholders’ Equity Amount (all collectively referred to herein as the “Proposed Closing Date Financial Statements”) and (c) the final Purchase Price as proposed by the Buyer (the “Proposed Purchase Price”). The Proposed Closing Date Financial Statements shall be prepared by the Acquired Companies in accordance with GAAP and in a manner consistent with the GAAP accounting principles set forth on Schedule 2.2(a); provided however, that the proposed Closing Date Financial Statements shall not reflect any losses, expenses or reserves attributable to any Wind Holdback Event to the extent the Buyer is entitled to recover such losses, expense or reserves from the Wind Holdback Amount. The Parties shall ensure that the employees of the Acquired Companies responsible for and knowledgeable about the information used in, and the preparation of, the Proposed Closing Date Financial Statements and the calculation of the Proposed Purchase Price are reasonably available to the Sellers’

Representative for consultation after delivery of the Proposed Closing Date Financial Statements and the Proposed Purchase Price calculation. Within ten (10) days after its receipt of the Proposed Closing Date Financial Statements, the Seller’s Representative may request that the Buyer cause the Acquired Companies to provide or provide access to the Sellers’ Representative on a timely basis all books and records and other information reasonably requested by the Seller’s Representative used by the Acquired Companies in calculating the Proposed Closing Date Financial Statements and the Proposed Purchase Price. The Buyer shall cause the Acquired Companies to comply with such request within ten (10) days after the Seller’s Representative’s request. The Proposed Purchase Price shall be deemed final and binding upon the Sellers and the Buyer for all purposes of this Agreement, except to the extent that the Sellers’ Representative delivers a written objection notice to the Buyer (the “Seller’s Objection Notice”) within seventy-five (75) days after the date the Sellers’ Representative receives the Proposed Closing Date Financial Statements. Seller’s Objection Notice shall set forth an explanation of each item to which the Sellers’ Representative takes exception, specifies in reasonable detail the nature and extent of each exception and provides the Sellers’ Representative’s calculation of the final Purchase Price as proposed by the Sellers’ Representative. If the Buyer disputes the Sellers’ Representative’s exceptions, then the Buyer and the Sellers’ Representative will negotiate in good faith to resolve such dispute and (i) the Sellers’ Representative shall make its employees and advisors responsible for and knowledgeable about the information used in, and the preparation of, the Seller’s Objection Notice reasonably available thereafter to the Buyer and (ii) Sellers’ Representative shall provide or provide access to the Buyer on a timely basis all books and records and other information reasonably requested by the by the Buyer used in calculating the Seller’s Objection Notice.

(b) If, after thirty (30) days following the date on which the Buyer receives the Seller Objection Notice, the proposed changes still remain disputed, then the Buyer and the Sellers’ Representative will engage the Auditor to determine the Final Purchase Price and the Final Closing Date Balance Sheet. If requested by the Auditor, the Sellers’ Representative and the Buyer agree to execute an engagement letter that is acceptable to the parties acting together in good faith. All fees and expenses relating to the services to be performed by the Auditor (the “Auditor’s Fees”) shall be borne by the Sellers’ Representative and the Buyer in the same proportion as the Auditor’s resolution of the aggregate dollar amount of the Final Purchase Price such that the party with whom the Auditor more closely agrees pays a lesser portion of the Auditor’s Fees and the other party pays a greater portion. For example, should the items in dispute total in amount to One Thousand Dollars ($1,000), and the Auditor awards Six Hundred Dollars ($600) in favor of the Sellers’ Representative’s position, sixty percent (60%) of the Auditor’s Fees would be borne by the Buyer, and forty percent (40%) of the Auditor’s Fees would be borne by the Sellers’ Representative. The Auditor shall act as an arbitrator by written submission to determine the Final Purchase Price. The Auditor’s determination shall be based solely on the provisions of this Agreement and the presentations by the Sellers’ Representative and the Buyer (or their designated representatives) and not by independent review. If either the Buyer or the Sellers’ Representative furnishes a written submission or other material to the Auditor, such Party will simultaneously furnish a copy to the other Party. In connection with the matters contemplated by this Section 2.2(b), the both parties shall provide to the Auditor and the other party on a timely basis all books, records and other information necessary to a determination of the Final Purchase Price and the Final Closing Date Balance Sheet. The Auditor’s determination of the Final Purchase Price shall (i) not be less than the amount proposed by the Buyer and not more than the amount proposed by the Sellers’ Representative, (ii) be set forth in a written report consisting of a reasoned analysis and concluding in an award delivered to the Sellers’ Representative and the Buyer, (iii) direct the payment of funds in a manner consistent with such determination and (iv) allocate the Auditor’s Fees between the Sellers’ Representative and the Buyer in a manner consistent with this Section 2.2(b). The Auditor’s determination of the Final Purchase Price and the Final Closing Date Balance Sheet shall to the fullest extent permitted by applicable Laws be deemed final and binding upon the Sellers and the Buyer for all purposes of this Agreement.

(c) The “Final Purchase Price” means (i) the Proposed Purchase Price proposed by the Buyer if the Sellers’ Representative does not timely dispute such Proposed Purchase Price in accordance with Section 2.2(a), (ii) the Final Purchase Price agreed to by the Sellers’ Representative and the Buyer or (iii) the Final Purchase Price as determined by the Auditor in accordance with Section 2.2(b), whichever is applicable. The “Final Closing Date Balance Sheet” means (i) the Proposed Closing Date Balance Sheet if the Sellers’ Representative does not timely dispute such Proposed Closing Date Balance Sheet in accordance with Section 2.2(a), (ii) the Final Closing Date Balance Sheet agreed to by the Sellers’ Representative and the Buyer or (iii) the Final Closing Date Balance Sheet as determined by the Auditor in accordance with Section 2.2(b), whichever is applicable.

(d) If the Purchase Price paid at the Closing is greater than the Final Purchase Price (such difference being the “Overpayment”) then the Sellers will pay to the Buyer the Overpayment by wire transfer of immediately available funds no later than ten (10) Business Days following the determination of the Final Purchase Price.

(e) If the Final Purchase Price is greater than the Purchase Price paid at the Closing (such difference being the “Underpayment”), then the Buyer will pay to the Sellers’ Representative the Underpayment by wire transfer of immediately available funds within ten (10) Business Days of the determination of the Final Purchase Price.

2.3 Wind Holdback Event. (a) In the event a Wind Event occurs prior to Closing (a “Wind Holdback Event”), then the Buyer shall be entitled to hold back at Closing from the Purchase Price an amount equal to the retention amounts under the Existing Reinsurance Contracts (the “Wind Holdback Amount”). The foregoing does not apply with regard to losses under WYO Policies issued by any Acquired Company; however, if the Buyer, at the time of the Wind Event, cannot reasonably determine if certain losses incurred during the Wind Event will ultimately be covered under the WYO Policies or a policy insuring against the Wind Event then such losses shall be included in the calculation of the amounts in the Wind Holdback Amount, at the Buyer’s option. The Buyer shall be entitled to apply the Wind Holdback Amount first to Wind Holdback Event losses payable by the Insurance Company Subsidiary under the retention limits of each Existing Reinsurance Contract and then to Wind Holdback Event losses payable but not reinsured under such reinsurance agreements. Twelve (12) months following the Closing Date, the Buyer shall prepare and within thirty (30) days thereafter deliver to the Seller a statement as of the end of such twelve month period, setting forth the paid losses, case reserves and the reserves for claims incurred but not reported attributable to the Wind Holdback Event, in either case as determined by the Acquired Company’s Chief Actuary or independent actuary, as applicable (the “UNL,” such statement being referred to as “the “UNL Statement”).

(b) Upon the Sellers’ Representative’s request, the Buyer shall cause the Acquired Company’s Chief Actuary or independent actuary, as applicable, to provide to the Sellers’ Representative on a timely basis all books and records and other information reasonably requested by Sellers’ Representative used in calculating the UNL. To the fullest extent permitted by applicable laws, the UNL shall be deemed final and binding upon the Seller and the Buyer for all purposes of this Agreement, except to the extent that the Sellers’ Representative delivers a written objection notice to the Buyer (the “Seller’s UNL Notice”) within forty-five (45) days after the date the Sellers’ Representative receives the UNL Statement; or, if later, within thirty (30) days after the Sellers’ Representative receives the books and records and other information reasonably requested by Sellers’ Representative used in calculating the UNL. The Sellers’ UNL Notice shall set forth an explanation of each item to which the Sellers’ Representative takes exception, specifies in reasonable detail the nature and extent of each exception and provides the Sellers’ Representative’s calculation of the UNL as proposed by the Sellers’ Representative. If the Buyer disputes the Sellers’ Representative’s exceptions, then the Buyer and the Sellers’ Representative will negotiate in good faith to resolve such dispute and (i) the Sellers’ Representative shall make its employees and advisors responsible for and knowledgeable about the information used in, and the preparation of, the Sellers’ Representative’s UNL Notice reasonably available thereafter to the Buyer, the (ii) Sellers’ Representative shall make available the books and records reasonably requested by the Buyer used in calculating the Sellers’ Representative’s proposed UNL and (iii) the Buyer shall make its Chief Actuary or independent actuary, as the case may be, reasonably available to the Sellers’ Representative and its advisors.

(c) If, forty-five (45) days following the date on which the Buyer receives the Sellers’ Representative’s UNL Notice, the UNL still remains disputed, then the Buyer and the Sellers’ Representative will engage Leslie Marlow of Madison Consulting or another mutually agreeable independent Actuary (the “Actuary”) to determine the UNL. If requested by the Actuary, the Seller and the Buyer agree to execute an engagement letter that is acceptable to the parties acting together in good faith. All fees and expenses relating to the services to be performed by the Actuary (the “Actuary’s Fees”) shall be borne by the Sellers’ Representative and the Buyer in the same proportion as the Actuary’s resolution of the aggregate dollar amount of the UNL such that the party with whom the Actuary more closely agrees pays a lesser portion of the Actuary’s Fees and the other party pays a greater portion. For example, should the items in dispute total in amount to One Thousand Dollars ($1,000), and the Actuary awards Six Hundred Dollars ($600) in favor of the Sellers’ Representative’s position, sixty percent (60%) of the Actuary’s Fees would be borne by the Buyer, and forty percent (40%) of the Actuary’s Fees would be borne by the Sellers’ Representative. The Actuary shall act as an arbitrator by written submission to determine the Final Purchase Price. The Actuary’s determination shall be based upon independent review of the presentations and information provided by the Buyer and the Sellers’ Representative. If either the Buyer or the Sellers’ Representative furnishes a written submission or other material to the Actuary, such Party will simultaneously furnish a copy to the other Party. In connection with the matters contemplated by this Section 2.3(c) both Parties shall provide to the Actuary and the other Party on a timely basis all books, records and other information necessary to a determination of the UNL. The Actuary’s determination of the UNL shall (i) not be more than the amount proposed by the Buyer and not less than the amount proposed by the Sellers’ Representative, (ii) be set forth in a written report consisting of a reasoned analysis and concluding in an award delivered to the Sellers’ Representative and the Buyer, and (iii) direct the payment of funds in a manner consistent with such determination. The Actuary’s determination of the UNL shall to the fullest extent permitted by applicable Laws be deemed final and binding upon the Sellers’ Representative and the Buyer.

(d) The “Final UNL” means (i) the UNL proposed by the Buyer if the Seller does not timely dispute such UNL in accordance with Section 2.3(c), (ii) the UNL agreed to by the Seller and the Buyer or (iii) the UNL as determined by the Actuary in accordance with Section 2.2(b), whichever is applicable. The “Wind Holdback Balance” means (i) the amount of the Wind Holdback Amount, less (ii) the Final UNL. The Buyer will pay to the Seller the Wind Holdback Balance, if any, without interest, by wire transfer of immediately available funds within ten (10) Business Days of the determination of the Final UNL.

2.4 Kingsway Dispute. At the Closing, the Buyer shall deposit Two Million Four Hundred Thousand Dollars ($2,400,000) (the “Kingsway Escrow Amount”) from the Purchase Price into an escrow account with an escrow agent reasonably acceptable to the Buyer, as escrow agent (the “Escrow Agent”), to be held and disbursed pursuant to that certain Escrow Agreement, dated as of the Closing Date, by and among the Buyer, the Sellers’ Representative, and the Escrow Agent, substantially in the form attached hereto as Exhibit A with such changes as the Escrow Agent shall require (the “Escrow Agreement”), for the purpose of securing the indemnification obligations of the Sellers for any Damages arising out of or relating to the Kingsway Dispute. The Escrow Agreement shall provide, among other things, for the Buyer to be advanced legal fees and disbursements as provided in Section 8.10(a) of this Agreement, and to receive funds from the Escrow Agent, in each case without the requirement of the consent of, but on notice as hereinafter provided to, the Seller or Sellers’ Representative for any Damage related to the Kingsway Dispute. In addition, Buyer shall be entitled to hold back at Closing from the Purchase Price an amount equal to One Million Two Hundred Thousand Dollars ($1,200,000) (the “Kingsway Holdback Amount”), for the purpose of securing the indemnification obligations of the Sellers for any Damages arising out of or relating to the Kingsway Dispute. The Buyer shall be entitled, on notice as hereinafter provided to the Sellers’ Representative, to apply the Kingsway Holdback Amount to any Damages arising out of or relating to the Kingsway Dispute. The Buyer must exercise its right so to apply the Kingsway Holdback Amount in full before making any claim to the Kingsway Escrow Amount. The Buyer shall provide the Seller’s Representative ten (10) days’ prior written notice prior to any reduction or draw on the Kingsway Holdback Amount or the Kingsway Escrow Amount specifying the amount of the reduction or draw and describing the Damages incurred with reasonable particularity. If within three (3) years after the Closing Date, either (i) the parties to the Kingsway Dispute have entered into a settlement or other resolution of the Kingsway Dispute that includes a full and unconditional release of the Acquired Companies, or (ii) (x) there has not been, and there is not pending or, threatened, any Litigation relating to the Kingsway Dispute, (y) the parties to the Kingsway Dispute have not entered into a tolling agreement, as certified in writing by the Sellers, and (z) all applicable statute of limitations relating to the Kingsway Dispute have expired, as certified in writing by the Sellers or their counsel and Buyer does not have a reasonable basis to believe that any statute of limitations has not expired (either (i) or (ii) being collectively, the “Kingsway Dispute Release Conditions”), Buyer shall instruct the Escrow Agent to release to the Sellers’ Representative any remaining portion of the Kingsway Escrow Amount and Buyer shall release any remaining portion of the Kingsway Holdback Amount to Sellers’ Representative. If any of the Kingsway Dispute Release Conditions are not satisfied within such three (3) year period, that portion of the Kingsway Holdback Amount and the

Kingsway Escrow Amount which the Buyer in good faith believes is necessary to satisfy any Damages relating to the Kingsway Dispute shall be retained until final resolution of such Damages, and shall be paid, as soon as reasonably practicable after such Damages are resolved to the satisfaction of the Buyer, to the extent necessary, to satisfy any such Damages, and the balance shall be paid to the Sellers’ Representative. The Kingsway Holdback Amount shall accrue interest at the same rate as the Kingsway Escrow Amount under the Escrow Agreement and, for purposes of this Agreement, such interest shall be deemed to be part of the Kingsway Holdback Amount.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE SELLER

Each of the Company and the Sellers jointly and severally makes the following representations and warranties to the Buyer, each of which is true and correct on the date hereof and shall remain true and correct to and including the Closing Date, except as set forth on the disclosure schedule attached hereto as Schedule 3 (the “Company’s Disclosure Schedule”):

3.1 Organization, Standing and Power. For each Acquired Company, Section 3.1 of the Company’s Disclosure Schedule lists its legal name, type of legal entity, jurisdiction of organization, and each jurisdiction in which it is qualified to do business as a foreign entity. Each Acquired Company is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, with full power and authority to own or lease its Assets and to carry on all business activities which such Acquired Company now conducts. Each Acquired Company is duly licensed or qualified to do business and is in good standing in each jurisdiction where the Assets owned or leased by it or the operation of its business makes such licensing or qualification necessary. Each Acquired Company has provided true and correct copies of its Governing Documents to the Buyer. The copies of the Governing Documents of the Acquired Companies are in full force and effect, have not been further amended or modified, and accurately reflect all material proceedings of the board of directors and shareholders of each Acquired Company. No Acquired Company has conducted business under or otherwise used any legal, fictitious, assumed or trade name other than the names listed in Section 3.1 of the Company’s Disclosure Schedule for any purpose or in any jurisdiction.

3.2 Capitalization of the Acquired Companies.

(a) The authorized capital stock of the Company and each Direct or Indirect Owner is set forth in Section 3.2(a) of the Company’s Disclosure Schedule. Except as disclosed in Section 3.2(a) of the Company’s Disclosure Schedule, (i) no shares of Company Stock are issued or outstanding except for the shares that are owned of record and beneficially by the Persons in the respective numbers set forth in Schedule 3.2(a) hereto and (ii) no shares of stock, partnership interests, limited liability company interests or any other equity or ownership interests of a Direct or Indirect Owner (“Direct or Indirect Owner Equity”) are issued or outstanding except for the shares that are owned of record and beneficially by the Persons in the respective numbers set forth in Schedule 3.2(a) hereto. All such shares of Company Stock and Direct or Indirect Owner Equity have been duly authorized and are validly issued, fully paid and non-assessable.

(b) Section 3.2(b) of the Company’s Disclosure Schedule lists each Subsidiary’s authorized shares of capital stock, the number and type of capital stock issued and outstanding, and the identity of each owner of record and beneficially of such shares of capital stock, and the number of shares held by each such owner. All outstanding shares of capital stock of each Subsidiary of the Company are owned of record and beneficially by the Company free and clear of all Liens. All of the outstanding shares of capital stock of each Subsidiary of the Company have been duly authorized and validly issued and are fully paid and non-assessable.

(c) Except as disclosed on Section 3.2(c) of the Company’s Disclosure Schedule, there are no (a) securities convertible into or exchangeable for any Acquired Company’s or any Direct or Indirect Owner’s capital stock or other securities, (b) options, warrants or other rights to purchase or subscribe to capital stock or other securities of any Acquired Company or Direct or Indirect Owner or securities which are convertible into or exchangeable for capital stock or other securities of any Acquired Company or any Direct or Indirect Owner, or (c) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance, sale, voting or transfer of any capital stock or other equity securities of any Acquired Company or any Direct or Indirect Owner, any such convertible or exchangeable securities or any such options, warrants or other rights.

(d) No outstanding capital stock or other securities of any Acquired Company was issued in violation of the Securities Act or any other Law.

(e) No Acquired Company owns, or is a party to or bound by any Contract to acquire, any capital stock or other security of any Person or any direct or indirect equity or ownership interest in any other business. No Acquired Company is obligated to provide funds to or make any investment (whether in the form of a loan, capital contribution or otherwise) in any other Person.

(f) Other than (i) the Acquired Companies and the Restricted Parties, (ii) as disclosed in Section 3.2(f) of the Company’s Disclosure Schedule, (iii) Subsidiaries or Persons that are not engaged in the business of insurance, or (iv) less than one percent (1%) of any Equity in any Person, none of the Sellers nor any Direct or Indirect Owner own (A) any Subsidiaries, (B) any securities, stock, partnership interests, limited liability company interests or other equity or ownership interests (“Equity”) in any Person, (C) any securities convertible into or exchangeable for any Equity in any Person, (D) any options, warrants or other rights to purchase or subscribe to for any Equity in any Person or any securities which are convertible into or exchangeable for any Equity in any Person, or (E) contracts, commitments, agreements, understandings or arrangements of any kind relating to the issuance, sale, voting or transfer of any for any Equity in any Person, any such convertible or exchangeable securities or any such options, warrants or other rights.

3.3 Authorization of Agreement; Enforceability; No Breach; Consents.

(a) The execution, delivery and performance of this Agreement and each Seller Ancillary Document to which the Company is a party have been duly authorized by all necessary corporate action of Company.

(b) This Agreement and each Seller Ancillary Document to which the Company is a party constitute, or upon execution and delivery at or before Closing will constitute, legal, valid and binding obligations of Company enforceable against the Company in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally, and by general equitable principles.

(c) The execution, delivery and performance of this Agreement and each Seller Ancillary Document to which the Company is a party and the consummation of the transactions contemplated hereby and thereby will not, subject to obtaining the Consents identified herein, (i) violate or result in a breach of or Default under the Governing Documents of any Acquired Company; (ii) violate any Law or Order applicable to or binding upon any Acquired Company or upon any Acquired Company’s capital stock, any Acquired Company’s Assets or the Business; (iii) conflict with or constitute a Default under any material written Contract, or to the Knowledge of the Seller, oral Contract to which any Acquired Company is a party or by which any Acquired Company or any Acquired Company’s Assets are bound; (iv) create a Lien (other than a Permitted Lien) upon any Acquired Company’s Assets or the Business; or (v) create a Lien upon any Acquired Company’s capital stock.

(d) Except for the approval of the Sellers, which approval has been obtained and is in full force and effect, no Acquired Company is or shall be required to give notice to, or obtain Consent from, any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any transaction contemplated hereby.

3.4 Financial Statements.

(a) GAAP Financial Statements. Section 3.4 of the Company’s Disclosure Schedule contains true, correct and complete copies of the (i) unaudited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2014 (“Year-End Balance Sheet Date”) and unaudited consolidated statements of income and changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for the year ended December 31, 2014, each certified by the chief financial officer of the Company (the “2014 Unaudited Financial Statements”), and (ii) unaudited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2013 and December 31, 2012 and unaudited consolidated statements of income and changes in shareholders’ equity for the years ended December 31, 2013 and December 31, 2012, certified by the chief financial officer of the Company (the “Unaudited GAAP Financial Statements,” and, together with the financial statements referred to in the preceding clause (i), the “Year-End GAAP Financial Statements”), and (iii) and an unaudited consolidated balance sheet of the Company and its Subsidiaries as of June 30, 2015 (the “Interim GAAP Balance Sheet”) and unaudited consolidated statements of income and changes in shareholders’ equity for the six-month period ended June 30, 2015, certified by the chief financial officer of the Company as prepared in accordance with GAAP as required under 3.4(a)(ii) below (the “Interim GAAP Financial Statements” and collectively with the Year-End GAAP Financial Statements, the “GAAP Financial Statements”). The GAAP Financial Statements (i) fairly present the consolidated financial condition and the results of operations and changes in shareholders’ equity of the Company and its Subsidiaries as at the respective dates of, and for the periods referred to in, the Financial Statement, and (ii) were prepared in accordance with GAAP, subject, in the case of the Interim GAAP Financial Statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be material) and, in the case of the Unaudited GAAP Financial Statements and the Interim GAAP Financial Statements, the absence of notes. The GAAP Financial Statements reflect the consistent application of GAAP throughout the periods involved, except as disclosed in the notes to the Year-End GAAP Financial Statements or in Section 3.4 of the Company’s Disclosure Schedule. No financial statements of any Person other than the Acquired Companies are required by GAAP to be included or reflected in the GAAP Financial Statements. The GAAP Financial Statements were prepared from, and are consistent with, the accounting Records of each Acquired Company. The audited consolidated balance sheets of the Company and its Subsidiaries as of December 31, 2014 and audited consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for the year ended December 31, 2014, together with the report of the Company’s independent public accountants (the “2014 Audited Financial Statements”) when delivered will and at Closing will (i) fairly present the consolidated financial condition and the results of operations, comprehensive income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries at the respective dates of, and for the periods referred to in, the Financial Statement, (ii) be prepared in accordance with GAAP, and (iii) reflect the consistent application of GAAP throughout the periods involved, except as disclosed in the notes to the 2014 Audited Financial Statements.

(b) Statutory Financial Statements. The Company and its Subsidiaries have made available to the Buyer true, complete and correct copies of the quarterly statutory financial statement for the quarterly periods ending March 31, 2015 and June 30, 2015 and the annual statutory financial statements for the years ended December 31, 2010, December 21, 2011, December 31, 2012, December 31, 2013 and December 31, 2014, as filed with the insurance Governmental Authorities of the jurisdictions in which is does business, and audited statutory financial statements as of the periods ended December 31, 2010, December 31, 2011, December 31, 2012, December 31, 2013 and December 31, 2014, as filed with its domestic insurance Governmental Authority, together, in each case, with the applicable exhibits, schedules, interrogatories (including the property and casualty reinsurance interrogatories), actuarial opinions, actuarial summaries and notes thereto and any affirmations and certifications filed therewith (collectively, the “Statutory Financial Statements”). The Statutory Financial Statements fairly present in all material respects the financial position and results of operations of the applicable Acquired Companies as of the respective dates thereof and for the respective periods set forth therein, in each case in accordance with then in effect Statutory Accounting Principles consistently applied. The representations and warranties in this Section 3.4(b) shall not be deemed to be breached as a result of any substantive change in Statutory Accounting Principles, in their interpretations, or Law after the date of this Agreement. All Statutory Financial Statements required to be filed with or submitted to the insurance Governmental Authorities in the states in which the Insurance Company Subsidiary does business have been filed or submitted, as applicable. The Statutory Financial Statements comply in all material respects, on their respective dates of filing or submission, with the Laws of their respective states of domicile and no material deficiency of any nature has been asserted with respect to such Statutory Financial Statements by any Governmental Authority which has not been cured, waived or otherwise resolved to the satisfaction of any such Governmental Authority. None of the Acquired Companies had, at the relevant balance sheet date of each balance sheet included in the Statutory Financial Statements, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected or reserved against on a balance sheet prepared in accordance with Statutory Accounting Principles and none have arisen since such date through the date of this Agreement, except in each case for liabilities or obligations (i) reflected in the Statutory Financial Statements, (ii) contemplated by or under this Agreement or incurred in connection with the transactions contemplated hereby, (iii) incurred in the Ordinary Course of Business, or (iv) incurred outside the Ordinary Course of Business that individually, in the case of this subsection (iv) only, do not exceed $100,000, or in the aggregate, in the case of this subsection (iv) only, do not exceed $250,000. The statutory balance sheets and income statements have been audited by KMPG LLP and the Company has made available true and complete copies of auditor opinions related thereto. The Company has delivered to the Buyer copies of all letters from the Company’s auditors to the Company’s Board of Directors or audit committee thereof relating to the Statutory Financial Statements during the 36 months prior to the date of this Agreement, together with copies of all responses thereto.

(c) Actuarial Information. Prior to the date of this Agreement, the Acquired Companies made available to the Buyer: (i) true, complete, and correct copies of all loss and loss adjustment expenses, case reserves and analyses, and deferred acquisition costs relating to the Insurance Company Subsidiary’s insurance business (“Incurred Loss Data”); and (ii) true, complete and correct copies of all actuarial reports, actuarial certificates, and loss recognition analyses prepared by any third party actuarial consultant on behalf of or made available to the Insurance Company Subsidiary (the “Actuarial Analyses”) for any period ended on or after December 31, 2010. The Incurred Loss Data was generated from the same underlying sources and systems that were utilized by the Acquired Companies to prepare the Statutory Financial Statements, was derived from the books and records of the Acquired Companies at the relevant time of preparation (which preparation was accurate in all material respects), and was, to the Knowledge of the Sellers, prepared in conformity in all material respects with applicable Law. The Actuarial Analyses were based on the inventory of policies in force for the Insurance Company Subsidiary at the relevant time of preparation, and, to the Knowledge of the Sellers, were prepared by such actuarial consultant or consultants using appropriate modeling procedures actuarially applied, were prepared in conformity with generally accepted actuarial standards consistently applied, and any projections were prepared in accordance with the assumptions stated therein.

3.5 Absence of Undisclosed Liabilities. Except as disclosed in Section 3.4(b) of the Company’s Disclosure Schedule, no Acquired Company has any liability or obligation whether known or unknown and whether absolute, accrued, contingent or otherwise and whether or not of the type required to be disclosed in the liabilities column of a balance sheet prepared in accordance with GAAP other than liabilities or obligations to the extent shown on the balance sheet included in the Year-End GAAP Financial Statements and current liabilities incurred in the Ordinary Course of Business since the date of the Year-End Balance Sheet Date.

3.6 Absence of Certain Changes. Except as set forth in the Interim GAAP Financial Statements or disclosed in Section 3.6 of the Company’s Disclosure Schedule, since the Year-End Balance Sheet Date, each Acquired Company has conducted its business only in the Ordinary Course of Business and there has not been any transaction or occurrence in which any Acquired Company has:

(a) issued or delivered any capital stock or other securities or granted any options or rights to acquire any capital stock or other securities;

(b) redeemed, repurchased or retired, converted or exchanged, directly or indirectly, any shares of capital stock or other security or declared, set aside or paid any dividends or made any other distributions (whether in cash or kind) with respect to any shares of capital stock or other security;

(c) incurred any material Debt or become subject to any material Liability, other than Debts incurred or Liabilities arising in the Ordinary Course of Business;

(d) discharged or satisfied any Lien or paid any Liability, other than Liens satisfied or Liabilities paid in the Ordinary Course of Business;

(e) subjected any of its Assets to any Lien, other than a Permitted Lien;

(f) sold, assigned, leased, exchanged or transferred any of its Assets outside the Ordinary Course of Business, or compromised or canceled any Debt, claims or rights;

(g) suffered any damage, destruction or loss, whether or not covered by insurance, which affected the Assets of any Acquired Company or the Business;

(h) other than any payments by an Acquired Company of bonuses, benefits or other compensation in the Ordinary Course of Business, paid, increased or decreased any bonus, salary, benefit or other compensation to any holder of any capital stock, director, member of management, officer, employee or consultant or entered into or amended any employment, severance, bonus, retirement, loan or other Contract with any holder of any capital stock, director, manager, officer, employee or consultant;

(i) adopted, amended, or materially increased or decreased the payments to or benefits under any Employee Benefit Plan, except for such amendments as may be required by Law that are described on Section 3.6 of the Company’s Disclosure Schedule;

(j) entered into, modified, terminated or allowed to expire of, or received notice of termination of, any Contract listed in Section 3.16(a) of the Company’s Disclosure Schedule;

(k) through negotiation or otherwise, made any commitment or incurred any Liability, whether or not enforceable, to any labor organization;

(l) changed any of the accounting principles followed by it or the methods of applying such principles;

(m) released or waived any claim or right of any Acquired Company with a value in excess of $100,000;

(n) incurred any capital expenditure (or series of related capital expenditures) either involving more than $100,000 or made outside the Ordinary Course of Business;

(o) made a capital investment in, loan to, or acquisition of the securities or assets of, any Person (or series of related capital investments, loans or acquisitions) either involving more than $100,000 or made outside the Ordinary Course of Business or relating to an acquisition (by merger, exchange, consolidation, acquisition of capital stock or assets, or otherwise) of any Person by any Acquired Company;

(p) hired or committed to hire any key employee or independent contractor, or terminated or had resign any key employee or independent contractor;

(q) entered into any Contract to take any action described in this Section 3.6;

(r) to the Knowledge of the Sellers, been involved or impacted by any other material occurrence, event, action, failure to act or transaction outside the Ordinary Course of Business; or

(s) declared or paid any dividend or distribution to shareholders.

3.7 Indebtedness. No Acquired Company has and, as of the Closing Date, no Acquired Company will have, any Debt (other than Debt that will be repaid in full on the Closing Date) and the applicable debtor Acquired Company has or will have repaid in full all loans from the Company Shareholders and any Affiliate of the Company Shareholders except as set forth in Section 3.7 of the Company’s Disclosure Schedule. The indebtedness (including Debt) of each Acquired Company that is required by GAAP to be included as a liability on the Company’s consolidated balance sheet as of the respective dates of the GAAP Financial Statements is accurately and completely reflected in the GAAP Financial Statements, and no Acquired Company is in breach or Default under any of the terms or conditions set forth in any agreement, document or instrument related thereto that has not been cured or waived. The indebtedness of each Acquired Company is prepayable at any time without penalty or premium at the option of the applicable debtor Acquired Company. Except as set forth in Section 3.7 of the Company’s Disclosure Schedule, the transactions contemplated in this Agreement will not result in any penalty or incurrence of any additional obligation or change of any terms with respect to any such indebtedness, and no Acquired Company has any obligations, Liabilities or indebtedness to any Affiliate of such Acquired Company that will not be satisfied and terminated at Closing.

3.8 Tax Matters.

(a) Each Acquired Company has duly and timely filed, or caused to be duly and timely filed, all material Tax Returns required to be filed by such Acquired Company on or before the Closing Date. Each such Tax Return has been prepared in compliance with all applicable Laws, and all such Tax Returns are true, correct and complete in all material respects. All material Taxes due and payable by the Acquired Companies have been paid in full (whether or not shown or required to be shown on any Tax Return). The unpaid Taxes of the Acquired Companies did not, as of the date of the GAAP Financial Statement, exceed the Tax Liability accrued on the GAAP Financial Statement and will not exceed such accrual as adjusted for the passage of time through the Closing Date in accordance with past custom and practice of the Acquired Companies in filing their Tax Returns. No written claim has been made by a Governmental Authority in any jurisdiction where any Acquired Company does not file a Tax

Return that it may be subject to taxation in that jurisdiction. There are no Liens (other than Permitted Liens) for Taxes upon any Assets of any Acquired Company, and, to the Knowledge of the Sellers, there is no basis for the assertion of any such claim for Taxes related to any Acquired Company which, if adversely determined, could result in the imposition of any Lien on the Assets of any Acquired Company or otherwise materially adversely affect any Buyer or any Acquired Company’s Assets.

(b) Each Acquired Company has deducted, withheld and timely paid to the appropriate Governmental Authority all Taxes required by Law to be deducted, withheld or paid by it in connection with amounts paid or owing to, or allocated to, any employee, independent contractor, creditor, owner, stockholder, member or other third party, and each Acquired Company has timely and accurately complied with all reporting and record keeping requirements related thereto, including filing of Forms W-2 and 1099s (or other applicable forms).

(c) There is no audit or other examination concerning any Liability for Taxes of any Acquired Company pending or, to the Knowledge of the Sellers, threatened in writing by any Governmental Authority.

(d) There are no agreements or applications by any Acquired Company for an extension of time for the assessment or payment of any Taxes or for the filing of any Tax Return that has not been filed, or waivers of a statute of limitations by any Acquired Company in respect of Taxes for any Tax Return that has not been filed.

(e) No Acquired Company has received from any Governmental Authority any written notice of proposed adjustment, deficiency, underpayment of income or other material Taxes or any other such written notice which has not been satisfied by payment or been resolved.

(f) No Acquired Company has been either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement, or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with this acquisition.

(g) No Acquired Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) use of an improper method of accounting for a taxable period ending on or prior to the Closing Date, (iii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) executed on or prior to the Closing Date, (iv) installment sale or open transaction disposition made on or prior to the Closing Date, (v) prepaid amount received or deferred revenue accrued on or prior to the Closing Date, (vi) election by an Acquired Company under Section 108(i) of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax Law) made on or prior to the Closing Date, or (vii) “intercompany transaction” or “excess loss account” described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. income Tax law)

relating to the period prior to the Closing Date. No Acquired Company has participated in any “listed transaction” or any “reportable transaction,” in each case within the meaning of Section 6011 of the Code and the Treasury Regulations thereunder.

(h) Each Acquired Company has made available to the Buyer for inspection at its office (i) complete and correct copies of all income and other material Tax Returns of such Acquired Company filed with respect to taxable periods ended on or after December 31, 2010, and (ii) complete and correct copies of all private letter rulings, revenue agent reports, material information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests, gain recognition agreements and any similar documents, submitted by, received by or agreed to by or on behalf of such any Acquired Company, in each case relating to Taxes for all taxable periods for which the statute of limitations has not yet expired.

(i) Each Acquired Company has disclosed on its income Tax Returns all positions that could give rise to the imposition on it of a substantial understatement penalty under Section 6662 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law).

(j) Except as set forth in Section 3.8(j) of the Company’s Disclosure Schedule and since October 30, 2009, no Acquired Company (A) has ever been a member of an affiliated group (within the meaning of Section 1504(a) of the Code or similar provisions of state, local or foreign Law) filing a consolidated federal, state or foreign income Tax Return, (B) has ever been a party to any tax sharing, indemnification or allocation agreement, (C) has any liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor or by contract or agreement, and (D) has ever been a party to any arrangement that is being treated as a partnership for Tax purposes.

(k) As of immediately prior to the Closing, no Acquired Company is subject to any “section 382 limitation” within the meaning of Section 382(b) of the Code, nor has any Acquired Company had an “ownership change” during the “testing period” as those terms are defined in Section 382(g) and Section 382(i) of the Code, respectively. The net operating loss and credit carryovers available to each Acquired Company and their expiration dates are set forth in Section 3.8(k) of the Company’s Disclosure Schedule.

(l) No Acquired Company has ever been a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) Code.

(m) No Acquired Company has participated in an international boycott within the meaning of Section 999 of the Code.

(n) All related party transactions involving any Acquired Company have been conducted at arm’s length in compliance with Code Section 482 of the Code and the Treasury Regulations promulgated thereunder and any comparable provisions of any other state, local and non-U.S. Tax Law.

(o) Except as disclosed on Section 3.8(o) of the Company’s Disclosure Schedule, no Acquired Company is the beneficiary of any current or past Tax holidays, concessions, grants, exemptions, incentives, credits, rebates and agreements (including any agreement for the deferred payment of any Tax Liability) with any Governmental Authority outside of the United States.

(p) Where required by Law, Tax reserves for each Acquired Company that is an insurance company have been and are computed and maintained in the manner required under Sections 832 and 846 of the Code and any other applicable provision of the Code and the Treasury Regulations promulgated thereunder and any comparable provisions of any other state, local and non-U.S. Tax Law.

(q) No Acquired Company (i) has been required to make a basis reduction pursuant to former Treasury Regulation Section 1.1502-20(b) or Treasury Regulation Section 1.337(d)-2(b); (ii) is or has been required to redetermine or reduce basis pursuant to Treasury Regulation Section 1.1502-36(b) or (c) or to reduce any attributes under Treasury Regulation Section 1.1502-36(d); and (iii) has incurred (or been allocated) any dual consolidated loss within the meaning of Section 1503 of the Code.

(r) Except as set forth on Section 3.8(r) of the Company’s Disclosure Schedule, no Acquired Company is subject to Tax in any jurisdiction outside such Person’s jurisdiction of organization by virtue of (i) having a permanent establishment or other place of business or (ii) having a source of income in that jurisdiction.

(s) Except as set forth on Section 3.8(s) of the Company’s Disclosure Schedule, no Acquired Company is a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law) or a stockholder in a “passive foreign investment company” within the meaning of Section 1297 of the Code.

3.9 Real and Personal Property.

(a) Neither the Company nor any of its Subsidiaries own any real property.

(b) Section 3.9(b) of the Company’s Disclosure Schedule lists all real property leased by any Acquired Company as a lessee, sub-lessee or assignee (the “Leased Real Property,” including for each lease or other agreement set forth thereon: (i) the street address of the real property subject thereto, (ii) the lessor, lessee and current occupant (if different from lessee) of such real property, (iii) the expiration date of the agreement, (iv) available renewal, extension and purchase options (and the party entitled to exercise such option and date notice of services must be given), (v) monthly and other payments under the agreement (including fixed rent, percentage rent and any amounts otherwise payable under the agreement), (vi) the amount of the security deposit held by the lessor or letter of credit or surety bond held in lieu of a deposit, and (vii) the names under which the Acquired Company leasing such real property has conducted business, entered into contracts or held itself out to the general public from such location. All Leased Real Property is leased pursuant to valid written leases listed in Section 3.16(a) of the Company’s Disclosure Schedule. Such leases, as amended to date, contain the entire agreement between the landlord of each of the leased premises and the applicable Acquired Company, and there is no other Contract between the landlord and any Acquired Company affecting such Leased Real Property. Except as set forth in Section 3.9(b) of the Company’s Disclosure Schedule, no Acquired Company leases real property as a lessor or sublessor.

(c) The Acquired Companies’ interests in the Leased Real Property are owned by the respective Acquired Companies free and clear of all Liens, variances, or limitations of any nature, other than Permitted Liens and as set forth in Section 3.9(c) of the Company’s Disclosure Schedule. To the actual knowledge of the Sellers, all buildings, plants, and structures owned by any Acquired Company lie wholly within the boundaries of the Leased Real Property in question and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person. To the actual knowledge of the Sellers, there are no buildings, structures, fixtures, or other improvements primarily situated on adjoining property that encroach on any part of the Leased Real Property. To the actual knowledge of the Sellers, each parcel of Leased Real Property abuts on, and has direct vehicular access to, a public road or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting such Leased Real Property and constituting a part thereof. To the actual knowledge of the Sellers, certificates of occupancy are in full force and effect for each location of Leased Real Property, and the uses thereof being made by the Acquired Companies do not violate any applicable zoning, subdivision, land use or other Law. No third party has a right to acquire any interest in the Acquired Companies’ interest in the Leased Real Property. To the actual knowledge of the Sellers, there is no existing or proposed plan to modify or realign any street or highway or any existing or proposed eminent domain Litigation that would result in the taking of all or any part of any parcel of Leased Real Property or that would prevent or hinder the continued use of any such parcel as used by the Acquired Companies. None of the Leased Real Property is located within a flood plain for flood insurance purposes.

(d) The Acquired Companies own all tangible personal property reflected as owned in the Year-End GAAP Financial Statements, free and clear of all Liens, other than Permitted Liens and as set forth in Section 3.9(d) of the Company’s Disclosure Schedule. All the tangible personal property purchased or otherwise acquired by the Acquired Companies since the Year-End Balance Sheet Date is owned by the Acquired Companies free and clear of all Liens, other than Permitted Liens and as set forth in Section 3.9(d) of the Company’s Disclosure Schedule. A copy of the fixed asset register of each Acquired Company has been delivered to the Buyer. Each such register contains a complete and correct list of the fixed Assets of the applicable Acquired Company as of the date specified.

3.10 Condition and Sufficiency of Assets

(a) To the Knowledge of the Sellers, the buildings, structures and equipment owned or leased by the Acquired Companies are structurally sound, in good operating condition and repair, and adequate for the uses to which they are being put, and none of such buildings, structures or equipment is in need of maintenance or repairs other than ordinary, routine maintenance that is not material in nature or cost.

(b) The Assets owned and leased by each Acquired Company constitute all the Assets used in connection with the Business of such Acquired Company. Such Assets constitute all the Assets necessary for such Acquired Company to continue to conduct its Business following the Closing as it is being conducted.

3.11 Intellectual Property.

(a) The Intellectual Property Assets owned by each Acquired Company, together with the Intellectual Property Assets licensed to that Acquired Company and listed in Section 3.11(a) of the Company’s Disclosure Schedule, are all those used in or necessary for the conduct of the Business of such Acquired Company as it is being conducted. One or more Acquired Companies is the owner of each of the owned Intellectual Property Assets, free and clear of any Lien (except Permitted Liens), and has the right to use them without payment to any Person except as set forth in Section 3.11(a) of the Company’s Disclosure Schedule. No Acquired Company is bound by, and none of the owned Intellectual Property Assets is subject to, any Contract that in any way limits or restricts the ability of any Acquired Company to use, exploit, assert or enforce any such Intellectual Property Asset anywhere in the world.

(b) Except as set forth in Section 3.11(b) of the Company’s Disclosure Schedule, all former and current employees or independent contractors of each Acquired Company have executed written Contracts with that Acquired Company that assign to that Acquired Company all rights to any inventions, improvements, discoveries or information, and works of authorship of such employee or independent contractor relating to the Business of that Acquired Company.

(c) Since October 30, 2009, no Acquired Company has assigned or otherwise transferred any interest in, or agreed to assign or otherwise transfer any interest in, any Intellectual Property Asset to any other Person, except pursuant to nonexclusive licenses in the Ordinary Course of Business. No Acquired Company is or ever was a member or promoter of, or a contributor to, any industry standards body or other organization that could require or obligate any Acquired Company to grant or offer to any other Person any license or right to any Intellectual Property Asset. No funding, facilities or personnel of any Governmental Authority, any educational institution or any other Person (other than an Acquired Company) were used, directly or indirectly, to develop or create, in whole or in part, any owned Intellectual Property Asset.

(d) All software owned by, licensed to or used by any Acquired Company (other than commonly available, noncustomized third party software licensed to an Acquired Company for internal use on a nonexclusive basis) is listed in Section 3.11(d) of the Company’s Disclosure Schedule. Each Acquired Company has all rights necessary to use all copies of all software used by such Acquired Company.

(e) Except as set forth in Section 3.11(e) of the Company’s Disclosure Schedule, no Intellectual Property Asset is or has been infringed or has been challenged or, to the Knowledge of the Sellers, no such challenge is threatened. None of the products or services offered or sold by the Acquired Companies, or any process or know-how used, by any Acquired Company, and none of the Intellectual Property Assets, misappropriates or infringes, or is alleged to misappropriate or infringe any Intellectual Property right, or is a derivative work based upon the work, of any other Person. To the Knowledge of the Sellers, there is no domain name application pending of any other Person which would or would potentially interfere with or infringe any Internet websites, Internet domain names or keywords held by any Acquired Company.

3.12 Insurance Policies. Section 3.12 of the Company’s Disclosure Schedule lists (a) a complete and accurate list of all insurance policies (other than reinsurance agreements) held by the Company and now in force to which an Acquired Company is a beneficiary or named insured (including, without limitation, property damage, public liability, worker’s compensation, fidelity bonds, errors and omissions, theft, forgery and other coverage) and (b) any claims made thereunder or made under any other such insurance policy in the last three (3) years. True and correct copies of all such insurance policies have been provided or made available to the Buyer. All such policies are in full force and effect, the premiums due thereon have been timely paid and Acquired Companies have otherwise complied with the terms and conditions thereof. The Acquired Companies are not now in Default regarding the provisions of any such policy, nor have they failed to give any notice or present any claim thereunder in due and timely fashion. There is no claim by any Acquired Company pending under any of such policies. There is no claim as to which coverage has been questioned, denied or disputed by the underwriters of such policies or in respect of which such underwriters have reserved their rights. The consummation of the transactions contemplated by this Agreement will not constitute a Default under, or otherwise affect the coverage under, any such insurance policies.

3.13 Insurance Practices; Compliance with Laws.

(a) Licenses; Compliance with Laws and Orders. The Company conducts its insurance operations through an Insurance Company Subsidiary. The only Insurance Company Subsidiary within the same insurance holding company structure of the Company is Zephyr Insurance Company, Inc. There are no insurance agencies, managing general agencies, third party administrators, risk retention groups, risk purchasing groups or other entity regulated by a Governmental Authority, other than the Insurance Company Subsidiary, that is directly or indirectly owned, in whole or in part, by the Company. The Insurance Company Subsidiary is (i) duly licensed or authorized as an insurance company and, where applicable, a reinsurer, in its jurisdiction of incorporation, (ii) duly licensed or authorized as an insurance company and, where applicable, a reinsurer in each other jurisdiction where it is required to be so licensed or authorized, and (iii) duly authorized in its jurisdiction of incorporation and each other applicable jurisdiction to write each line of business reported as being written in the Statutory Financial Statements, except, in any such case, where the failure to be so licensed or authorized would not, individually or in the aggregate, have a Material Adverse Effect on the Business or any of the Acquired Companies. The business and operations of the Insurance Company Subsidiary have been conducted in compliance with all Laws regulating the business of insurance and directives of insurance regulatory authorities and market conduct requirements resulting from market conduct examinations of insurance Governmental Authorities (“Insurance Law”), except where the failure to so conduct such business and operations would not, individually or in the aggregate, have a Material Adverse Effect on the Business, the Acquired Companies, or the Buyer or any of the Buyer’s subsidiaries. Notwithstanding the generality of the foregoing, except where the failure to do so would not, individually or in the aggregate, have an overall Material

Adverse Effect, the Insurance Company Subsidiary’s agents have marketed, sold and issued insurance products in compliance with Insurance Laws applicable to the business of such Insurance Company Subsidiary and in the respective jurisdictions in which such products have been sold, including, without limitation, in compliance with (i) all applicable prohibitions against “redlining” or withdrawal of business lines, (ii) all applicable requirements relating to the disclosure of the nature of insurance products as policies of insurance and (iii) all applicable requirements relating to insurance product projections and illustrations. Except as would not, individually or in the aggregate, have a Material Adverse Effect on the Business or the Acquired Company (i) there is no pending or, to the knowledge of the Acquired Companies, threatened charge by any insurance Governmental Authority that any of the Acquired Companies, any of its affiliates, or managing general agents has violated, nor is there any pending or, to the Knowledge of the Seller, threatened investigation by any insurance Governmental Authority with respect to possible violations of, any applicable Insurance Laws; (ii) the Insurance Company Subsidiary is subject to any order or decree of any insurance Governmental Authority relating specifically to such Insurance Company Subsidiary (as opposed to insurance companies generally); and (iii) the Acquired Companies have filed all reports required to be filed with any insurance Governmental Authority on or before the date hereof.

(b) Permits. The Acquired Companies are in possession of all Permits and Section 3.13(b) of the Company’s Disclosure Schedule sets forth a true, correct and complete list of all such Permits, including, but not limited to, all certificates of authority required by any Subsidiary of the Company to conduct business as an insurer. Each such Permit is valid and in full force and effect. True and complete copies of all such Permits have been previously delivered to the Buyer. Except as set forth in Section 3.13(b) of the Company’s Disclosure Schedule: (i) each Acquired Company has at all times been in compliance with each Permit; (ii) no event has occurred or circumstance exists that could (with or without notice or lapse of time) (A) constitute or result, directly or indirectly, in a violation of, or a failure on the part of any Acquired Company to comply with, any such Permit, or (B) result, directly or indirectly, in the revocation, suspension, cancellation, termination, limitation, failure to renew or modification of any Permit except, in the case of the preceding clause (i) or this clause (ii), as would not have a Material Adverse Effect; (iii) no Acquired Company has received any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding (A) any actual, alleged, or potential violation of, or failure to comply with, any Permit, or (B) any actual, proposed or potential revocation, suspension, cancellation, termination, limitation, failure to renew or modification of any Permit; and (iv) all applications required to have been filed for the renewal or reissuance of such Permits have been duly filed on a timely basis with the appropriate Governmental Authorities, and all other filings required to have been made with respect to such Permits have been duly made on a timely basis with the appropriate Governmental Authorities. To the Knowledge of the Seller, none of the material Permits owned or held by any Acquired Company will be adversely affected by the transactions contemplated by this Agreement.

(c) Governmental Approvals. The Consents listed in Section 3.13(c) of the Company’s Disclosure Schedule constitute all of the consents necessary to be obtained by the Seller from Governmental Authorities to permit each Acquired Company to lawfully continue to conduct its Business in the manner in which it currently conducts such Business after the Closing of the transactions contemplated by this Agreement and to continue to own and use its Assets after the Closing of the transactions contemplated by this Agreement in the manner in which it currently owns and uses such Assets. Except as set forth on Section 3.13(c) of the Company’s Disclosure Schedule, no Consent, prior filing with or written notice to, or other action by, any Governmental Authority, or any other third party is required to be obtained, made or given by the Sellers in connection with the execution and delivery of this Agreement or any assignment, agreement or other instrument to be executed and delivered pursuant to this Agreement by Company or the consummation of the transactions provided for herein or therein (the “Seller Consents”) except for such consents and approvals that have been obtained and filings, written notices and other actions that have been taken or made, and except for any such consent, approval, filing, written notice, or other action that the failure to make or obtain would not materially delay or materially impair the ability of each of the Acquired Companies to either perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

(d) Affiliate Agreements. All agreements that are either (i) between or among the Acquired Companies, or (ii) between or among an Acquired Company and an Affiliate of an Acquired Company (excluding officers and directors of the Company), including any amendments thereto, are set forth in Section 3.13(d) of the Company’s Disclosure Schedule, and true, complete, and correct copies of such agreements and all amendments thereto have been provided to the Buyer. Each such agreement and any amendments thereto have been reported to or filed with, as applicable, and not disapproved or not objected to or have been approved, by the applicable Governmental Authority if required by applicable Law.

(e) Forms and Rates. Except as otherwise would not, individually or in the aggregate, have a Material Adverse Effect on the Business or the Acquired Companies, all Insurance Contracts and any and all marketing materials, are, to the extent required under applicable law, on forms approved or required by Governmental Authorities or which have been filed and not objected to by such authorities within the period provided for objection, and such forms comply with the Law applicable thereto. The premium rates established by the Company or the Insurance Company Subsidiary which are required to be filed with or approved by a Governmental Authority, have been so filed or approved and, the premiums charged conform thereto, and premiums charged to insureds or policyholders comply with the applicable Law. In respect to WYO Policies, such policies have been issued in accordance with the requirements and guidelines of the National Flood Insurance Program. The only flood insurance policies issued by an Acquired Company is a WYO Policy and no Insurance Contract, other than a WYO Policy, includes the insured peril of flood.

(f) Compliance. To the Knowledge of the Sellers, the Business of each Acquired Company has been and is being conducted in material compliance in all material respects with all Laws respecting the business of insurance and all Orders of all applicable Governmental Authorities. All notices, reports, documents, statements, registrations, filings, submissions and other information required to be filed thereunder since January 1, 2010, including, but not limited to, the Statutory Financial Statements, reports of dividends, and filings with Governmental Authorities regarding Affiliates (including but not limited to holding company registration statements, amendments to holding company registration statements, enterprise risk reports, prior notice of transactions), have been properly filed and are in material compliance with all applicable Laws. No material deficiencies have been asserted in writing by any Governmental Authority regarding any such notice, report, document, statement, registration, filing, submission or other information filed with any Governmental Authority.

(g) Marketing. To the Knowledge of the Sellers, each Acquired Company has marketed, sold and issued insurance products in material compliance in all material respects with all applicable Laws concerning the business of insurance and any market conduct recommendations resulting from market conduct examinations by any Governmental Authority in the respective jurisdictions in which such products have been sold, including, but not limited to, in compliance in all material respects with all applicable Laws concerning the business of insurance relating to: (i) the disclosure of the nature of insurance products as policies of insurance and (ii) the underwriting, marketing, sale and issuance of, or refusal to sell, any insurance product to insureds or potential insureds of any race, color, creed or national origin. To the Knowledge of the Seller, no Acquired Company is subject to any market conduct claim or complaint with respect to any insurance products that any Acquired Company has marketed, sold, issued or adjusted claims thereunder and, to the Knowledge of the Sellers, there are no facts or circumstances relating to the Acquired Companies that could reasonably be expected to give rise to a market conduct claim relating to any insurance products that any Acquired Company has marketed, sold, issued or adjusted claims thereunder. The representations and warranties in this subsection (g) shall not apply to consumer complaints received by the Insurance Company Subsidiary that have been recorded in the insurance complaint log required by a Governmental Authority.

(h) Liabilities and Reserves.

(i) To the Knowledge of the Sellers, the reserves carried on the Statutory Financial Statements of the Insurance Company Subsidiary for losses outstanding and unpaid and future insurance policy benefits, losses, claims and similar purposes were, as of the respective dates of such Statutory Financial Statements, in compliance in all material respects with the requirements for reserves established by the insurance departments of the state of domicile of such Insurance Company Subsidiary, were determined in all material respects in accordance with generally accepted actuarial standards and principles consistently applied, and were fairly stated in all material respects in accordance with sound actuarial and Statutory Accounting Principles. To the Knowledge of the Sellers, such reserves were adequate in the aggregate to cover the total amount of all reasonably anticipated liabilities of -the Insurance Company Subsidiary under all outstanding insurance, reinsurance and other applicable agreements as of the respective dates of such Statutory Financial Statements. The admitted assets of the Insurance Company Subsidiary as determined under applicable Laws is in an amount at least equal to the minimum amounts required by applicable Laws. In addition, the Sellers have delivered or made available to the Buyer copies of all work papers used as the basis for establishing the reserves for the Company and the Insurance Company Subsidiary at December 31, 2010, December 31, 2011, December 31, 2012, December 31, 2013, and December 31, 2014, respectively. The representations and warranties of the Sellers in this Agreement are not intended to constitute, and shall not be construed as constituting, a representation or warranty that the reserves and other liability amounts arising from Policies of Insurance written, issued or assumed by the Company reflected in the Financial Statements or the Books and Records of the Company will, in fact, be adequate.

(ii) Except for regular periodic assessments in the ordinary course of business or assessments based on developments which are publicly known within the insurance industry, no claim or assessment is pending or, to the Knowledge of the Sellers, threatened against the Insurance Company Subsidiary which is peculiar or unique to such Insurance Company Subsidiary by any state insurance guaranty associations, in connection with such association’s fund relating to insolvent insurers which if determined adversely, would, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Business or the Acquired Companies. The Insurance Company Subsidiary has levied, is levying and/or has paid, except as set forth on Section 3.13(h) of the Company’s Disclosure Schedule, all assessments of the Hawaii Property Insurance Association, any state insurance guaranty association and such other association that is legally required under the insurance Laws to levy assessments based upon premiums in one or more lines of business.

(iii) The Acquired Companies do not have separate accounts as defined in Section 3 (a) of Title 1 of the Investment Advisors Act of 1940 (the “1940 Act”), as amended. None of the Acquired Companies conducts activities of or is otherwise deemed under applicable law to control an “investment advisor” as such term is defined in the 1940 Act, as amended, whether or not registered under 1940 Act, as amended. Neither the Company nor any of its Subsidiaries is an “investment company” as defined under the 1940 Act, and neither the Company nor any of its Subsidiaries sponsors any Person that is such an investment company.

(i) Reports of Examination/Investigations. The Acquired Companies have made available to the Buyer all reports of examination or investigations (including, but not limited to, financial, underwriting, claims, market conduct, managing general agency and similar examinations or investigations ) issued (whether in draft, preliminary, or final form) by any Governmental Authority since January 1, 2010. The deficiencies or violations, if any, noted in the examination or investigation reports described above have been resolved to the satisfaction of the Governmental Authority that noted such deficiencies or violations. Except as set forth in Section 3.13(i) of the Company’s Disclosure Schedule, no examination or investigation of the Acquired Companies by any Governmental Authority is currently pending or in progress.

(j) Certain Notices. Except as set forth in Section 3.13(j) of the Company’s Disclosure Schedule, since January 1, 2010, no Acquired Company has received written notice from a Governmental Authority that could reasonably be expected to give rise to an enforcement action against an Acquired Company by a Governmental Authority.

(k) Claims. Except as set forth in Section 3.13(k) of the Company’s Disclosure Schedule, the Acquired Companies have provided to the Buyer a claims-run of (a) all claims reported and outstanding under an Insurance Contract and (b) all claims paid by or on behalf of an Acquired Company pursuant to an Insurance Contract for the period beginning on January 1, 2010 and ending on the date hereof.

(l) No Restrictions on Operations. Except as set forth in Section 3.13(l) of the Company’s Disclosure Schedule, no Acquired Company is subject to any Orders, requirements, undertakings, commitments, consent decrees, settlements or stipulations from or with any state insurance Governmental Authorities that would subject an Acquired Company to any material restrictions or limitations on its Business, Assets or operations or would delay or materially impair the ability of the Seller to perform its obligations under this Agreement or to consummate the Business or the transaction contemplated by this Agreement.

(m) Reinsurance Contracts.

(i) Reinsurance Contracts; Recoverables. Section 3.13(m)(i) of the Company’s Disclosure Schedule lists all reinsurance agreements in force or in run-off as of the date of this Agreement and identifies any agreements for which there are (A) open claims or (B) other amounts due between the parties in excess of $10,000, pursuant to which an Acquired Company has assumed from or ceded risk to third parties as of the date of this Agreement (“Third Party Reinsurance Contracts”) and any reinsurance agreements with Affiliates to which any Acquired Company is a party (“Affiliate Reinsurance Contracts”). True, correct and complete copies of all Third Party Reinsurance Contracts and Affiliate Reinsurance Contracts (including any amendments thereto) have been provided to the Buyer. Except as described in Section 3.13(m)(i) of the Company’s Disclosure Schedule or as disclosed in the Statutory Financial Statements, there are no amounts recoverable by any Acquired Company under any of the Third Party Reinsurance Contracts or Affiliate Reinsurance Contracts (collectively, the “Existing Reinsurance Contracts”) that would be required to be disclosed in the Statutory Financial Statements and that are more than ninety (90) days past due or greater than $10,000. Except as described in Section 3.13(m)(i) of the Company’s Disclosure Schedule, no Acquired Company has received any written notice from any reinsurer that is a party to an Existing Reinsurance Contract that any amount in excess of $10,000 recoverable by an Acquired Company pursuant to an Existing Reinsurance Contract is not fully collectible in due course. Except as described in Section 3.13(m)(i) of the Company’s Disclosure Schedule, no Consent is required in connection with the transactions contemplated by this Agreement from any party to any Existing Reinsurance Contract. None of the Existing Reinsurance Contracts contains any provision providing that the reinsurer thereto may modify, amend, cancel, commute, or terminate such Existing Reinsurance Contract as a result of the consummation of the transactions contemplated by this Agreement. The Acquired Companies have not received any notice to the effect that the financial condition of any other party to any Existing Reinsurance Contract is impaired with the result that a default thereunder may reasonably be anticipated, whether or not such default may be cured by the operation of any offset clause in such agreement. No insurer or reinsurer or group of affiliated insurers or reinsurers accounted for, in the aggregate, an aggregate amount equal to two percent or more of the consolidated gross premium income of the Company and the Insurance Company Subsidiary for the year ended December 31, 2014. The Insurance Company Subsidiary is not an assuming reinsurer under any Existing Reinsurance Contract.

(ii) Certain Notices. Except as described in Section 3.13(m)(ii) of the Company’s Disclosure Schedule, as of the date of this Agreement, no reinsurer under any Third Party Reinsurance Contract has given written notice of termination with respect to any such arrangement to any Acquired Company.

(iii) No Defaults. With respect to the Third Party Reinsurance Contracts, no Acquired Company or, to the Knowledge of the Sellers, any other party to a Third Party Reinsurance Contract is in material default under any such Third Party Reinsurance Contract.

(n) Interested or Related Party Transactions. Except as set forth in Section 3.13(n) of the Company’s Disclosure Schedule, no officer or director of an Acquired Company or of a Person who owns at least ten percent (10%) of the outstanding stock of an Acquired Company (nor any parent, child or spouse of any such Person, or any trust, partnership or corporation in which any such Person has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity that furnished or sold, or furnishes or sells, services or products which the Company furnishes or sells, or proposes to furnish or sell, or (ii) any interest in any entity which purchases from or sells or furnishes to, the Company, any goods or services; provided, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “interest in any entity” for purposes of this section.

(o) Rating Agency. Neither Demotech, Inc. nor A.M. Best Company has announced that it has under surveillance or review its rating of the financial strength or claims-paying ability of the Insurance Company Subsidiary and the Company has no reason to believe that any rating presently held by the Insurance Company Subsidiary is likely to be modified, qualified, lowered or placed under such surveillance for any reason, including as a result of the transactions contemplated hereby.

3.14 Environmental Matters.

(a) To the actual knowledge of the Sellers, there are no existing violations of federal, state or local Environmental Laws by any Acquired Company with respect to the ownership, use, condition, lease or operation of the Assets or the Assets held for use or sale by any Acquired Company. To the actual knowledge of the Sellers, no Acquired Company nor any predecessor thereof has used any of its Assets for the handling, treatment, storage or disposal of any Hazardous Substances except in compliance in all material respects with all applicable Environmental Laws. To the actual knowledge of the Sellers, no written, or to the actual knowledge of the Seller, oral, notice or other communication from any court or Governmental Authority, of any alleged material violation of any Environmental Laws has been filed or communicated to any Acquired Company or any predecessor thereof with respect to the use, ownership, condition, operation or disposal of any of the Assets of, or the Assets held for use or sale by, any Acquired Company.

(b) Copies of any asbestos surveys, environmental audits or environmental site assessments (in the possession any Acquired Company) of any real estate owned or leased by any Acquired Company have been provided to the Buyer and are described in Section 3.14(b) of the Company’s Disclosure Schedule.

3.15 Litigation and Orders.

(a) Except as set forth in Section 3.15(a) of the Company’s Disclosure Schedule, since October 30, 2009, there has not been, and there is not pending or, to the Knowledge of the Sellers, threatened, any Litigation: (i) by or against any Acquired Company or that otherwise relates to or could affect the Business of, or any Assets owned or used by, any Acquired Company; or (ii) that challenges, or that could have the effect of preventing, delaying, making illegal, imposing limitations or conditions on, or otherwise interfering with, any of the transactions contemplated hereby. To the Knowledge of the Sellers, no event has occurred or circumstance exists that could give rise to or serve as a basis for the commencement of any such Litigation. The Acquired Companies have delivered to the Buyer copies of all pleadings, correspondence and other documents and court filings relating to each pending or threatened proceeding listed in Section 3.15(a) of the Company’s Disclosure Schedule. None of the pending or threatened Litigation listed in Section 3.15(a) of the Company’s Disclosure Schedule, individually or in the aggregate, will or could reasonably be expected to result in an adverse consequence to any Acquired Company or in any Acquired Company incurring Damages of $100,000 or more or being subjected to any non-monetary Order.

(b) Except as set forth in Section 3.15(b) of the Company’s Disclosure Schedule, there is no Order to which any Acquired Company, any shares of capital stock of any Acquired Company or any Assets owned or used by any Acquired Company, is subject.

(c) Except as set forth in Section 3.15(c) of the Company’s Disclosure Schedule: (i) each Acquired Company has at all times been in compliance with each Order to which it, or any Assets owned or used by it, is or has been subject; (ii) no event has occurred or circumstance exists that could constitute or result in (with or without notice or lapse of time) a violation of, or failure to comply with, any Order to which (A) any Acquired Company, or any Assets owned or used by any Acquired Company, is subject, or (B) any Seller is subject that relates to the Business of, or any Assets owned or used by, any Acquired Company; and (iii) no Acquired Company or the Seller has, at any time received any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding any actual, alleged or potential violation of, or failure to comply with, any Order to which (A) any Acquired Company, or any Assets owned or used by any Acquired Company, is subject, or (B) any Seller is subject that relates to the Business of, or any Assets owned or used by, any Acquired Company.

3.16 Contracts and Commitments.

(a) Section 3.16(a) of the Company’s Disclosure Schedule lists, and the Acquired Companies have delivered to the Buyer a copy of, each Applicable Contract:

(i) involving the performance of services, delivery of goods or materials, or payments by one or more Acquired Companies of an amount or value in excess of $100,000;

(ii) that was not entered into in the Ordinary Course of Business;

(iii) affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or aggregate payments of less than $100,000 and with remaining terms of less than one year);

(iv) with respect to Intellectual Property Assets, including Contracts with current or former employees, consultants, or contractors regarding the ownership, use, protection or nondisclosure of any of the Intellectual Property Assets;

(v) with any labor union or other employee representative of a group of employees relating to wages, hours or other conditions of employment;

(vi) involving any joint venture, partnership or limited liability company agreement involving a sharing of profits, losses, costs, Taxes or other liabilities by any Acquired Company with any other Person;

(vii) containing covenants that in any way purport to restrict the right or freedom of any Acquired Company or any other Person for the benefit of any Acquired Company to (A) engage in any Business activity, (B) engage in any line of business or compete with any Person, or (C) solicit any Person to enter into a business or employment relationship, or enter into such a relationship with any Person;

(viii) providing for payments to or by any Person based on sales, purchases, policy amounts or premiums;

(ix) containing an effective power of attorney granted by any Acquired Company;

(x) containing or providing for an express undertaking by any Acquired Company to be responsible for consequential, special or liquidated damages or penalties or to indemnify any other party;

(xi) for capital expenditures in excess of $100,000;

(xii) involving payments to or from an Acquired Company that are not denominated in U.S. dollars;

(xiii) involving the settlement, release, compromise or waiver of any material rights, claims, obligations, duties or liabilities;

(xiv) relating to indebtedness of any Acquired Company in excess of $100,000;

(xv) relating to the employment of any employee, consultant, or contractor of any Acquired Company;

(xvi) under which any Acquired Company has loaned to, or made an investment in, or guaranteed the obligations of, any Person in excess of $100,000;

(xvii) relating to any bond or letter of credit, not entered into in the Ordinary Course of Business;

(xviii) containing any obligation of confidentiality or nondisclosure between any Acquired Company and any other Person for the benefit of any Acquired Company or such other Person; and

(xix) constituting an amendment, supplement, or modification (whether oral or written) in respect of any of the foregoing.

(b) Except as set forth in Section 3.16(b) of the Company’s Disclosure Schedule: (i) each Applicable Contract is in full force and effect, and is valid and enforceable in accordance with its terms; (ii) the completion or performance of each Applicable Contract for the provision of products or services by an Acquired Company listed in Section 3.16(a) of the Company’s Disclosure Schedule will not result in less than normal revenues to such Acquired Company; and (iii) the completion or performance of each Applicable Contract listed in Section 3.16(a) of the Company’s Disclosure Schedule will not result in a Material Adverse Effect on any Acquired Company.

(c) Except as set forth in Section 3.16(c) of the Company’s Disclosure Schedule: (i) each Acquired Company has been in material compliance with each Applicable Contract since the effective date of such Applicable Contract; (ii) to the Knowledge of the Sellers, each other Person that has any obligation or liability under any Applicable Contract has been in material compliance with such Applicable Contract since the effective date of such Applicable Contract; (iii) no event has occurred or circumstance exists that (with or without notice or lapse of time) could result in a Default under, or give any Acquired Company or other Person the right to declare a Default or exercise any remedy under, or accelerate the maturity or performance of or payment under, or cancel, terminate or modify, any Applicable Contract; (iv) no event has occurred or circumstance exists under or by virtue of any Applicable Contract that (with or without notice or lapse of time) would cause the creation of any lien affecting any Assets owned or used by any Acquired Company; and (v) no Acquired Company has given to, or received from, any other Person any notice or other communication (whether oral or written) regarding any actual, alleged or potential Default under any Applicable Contract.

(d) Except as set forth in Section 3.16(d) of the Company’s Disclosure Schedule, there is no renegotiation of, attempt to renegotiate, or outstanding rights to renegotiate any Applicable Contract with any Person, and no Person has made written demand for such renegotiation.

(e) Each Applicable Contract relating to the provision of products or services by an Acquired Company has been entered into in the Ordinary Course of Business and without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, in violation of any Law.

(f) Each Contract between the Company and any agent is on terms that are identical to the terms in the Contract listed on Section 3.16(f) of the Company’s Disclosure Schedule except for (i) the Contract commission rates, (ii) the Master Expanded Market Agreement between ZIC and Ivantage Select Agency, Inc. dated May 18, 2007 and (iii) the nonconforming contracts described in Section 3.16(f) of the Company’s Disclosure Schedule.

3.17 Employees and Consultants.

(a) Section 3.17(a) of the Company’s Disclosure Schedule lists the following information for each employee of each Acquired Company, including each employee on leave of absence or layoff status: employer, name, job title, date of hiring, date of commencement of employment, details of leave of absence or layoff, rate of compensation, bonus arrangement and any change in compensation or bonus since January 1, 2013, vacation, sick time and personal leave accrued as of January 1, 2013, and service credited for purposes of vesting and eligibility to participate under any Employee Benefit Plan. No unpaid salary, bonus or wages, other than for the immediately preceding pay period, is now payable to any employee of any Acquired Company. No Acquired Company has received written or oral notice that any of the directors, officers or key employees of any Acquired Company will terminate or currently contemplates terminating his or her employment or other relationship with Company currently or at any time after the Closing Date.

(b) Section 3.17(b) of the Company’s Disclosure Schedule lists the following information for every independent contractor or consultant of each Acquired Company (other than Producers with which the Insurance Company Subsidiary has contracted and are listed on Section 3.21(a) of the Company’s Disclosure Schedule: name, responsibilities, date of engagement and compensation. Each such independent contractor or consultant qualifies as an independent contractor in relation to such Acquired Company for purposes of all applicable Laws, including those relating to Taxes, insurance and employee benefits. No Acquired Company has received written or oral notice that any independent contractor or consultant will terminate or currently contemplates terminating his or her arrangement or other relationship with the Acquired Company currently or at any time after the Closing Date.

(c) No retired employee or director of any Acquired Company or any of their dependents are receiving benefits or scheduled to receive benefits from any Acquired Company in the future, including, but not limited to, pension benefits, pension option election, retiree medical insurance coverage, retiree life insurance coverage or any other retirement benefits.

(d) Section 3.17(d) of the Company’s Disclosure Schedule contains a list of the following information for each employee of an Acquired Company who has been terminated or laid off since January 1, 2013 or whose hours of work have been reduced by more than 50% by an Acquired Company, in the six months prior to the date of this Agreement: (i) the date of such termination, layoff or reduction in hours; (ii) the reason for such termination, layoff or reduction in hours; (iii) the location to which the employee was assigned; and (iv) the name of the employee.

(e) No Acquired Company has violated the WARN Act or any similar state or local Law relating to plant closings and mass layoffs.

(f) To the Knowledge of the Sellers, no director, officer, employee, agent, consultant or independent contractor of any Acquired Company is bound by any Contract or subject to any Order that purports to limit the ability of such director, officer, employee, agent, consultant or independent contractor (i) to engage in or continue or perform any conduct, activity, duties or practice relating to the Business of any Acquired Company or (ii) to assign to any Acquired Company any rights to any invention, improvement or discovery. No former or current director, officer, employee, agent, consultant or independent contractor of any Acquired Company is a party to, or is otherwise bound by, any Contract that in any way adversely affected, affects or could affect the ability of any Acquired Company to continue to conduct its Business as conducted.

3.18 Labor Disputes; Compliance.

(a) Each Acquired Company has at all times materially complied with all Laws relating to employment practices, retaliation, leave of absence, terms and conditions of employment, equal employment opportunity, nondiscrimination, sexual harassment, immigration, wages, hours, benefits, collective bargaining and similar requirements, the payment of Social Security and similar Taxes, and occupational safety and health. No Acquired Company is liable for the payment of any Taxes, fines, penalties, damages, attorneys’ fees and costs, or other amounts, however designated, for failure to comply with any of the foregoing Laws.

(b) No Acquired Company is or has been a party to any collective bargaining agreement or other labor contract. There has not been, there is not pending, and, to the Knowledge of the Sellers, there is not threatened, any organizational activity or other labor dispute involving any Acquired Company. There has not been, and there is not pending or, to the Knowledge of the Sellers, threatened against or affecting any Acquired Company any Litigation relating to the alleged violation of any Laws pertaining to labor relations or employment matters, including any charge or complaint filed with the National Labor Relations Board, Equal Employment Opportunity Commission, Department of Labor, or any similar Governmental Authority. No application or petition for an election or for certification of a collective bargaining agent with respect to any Acquired Company is pending. Since October 30, 2009, there has not been, and there is not pending or, to the Knowledge of the Sellers, threatened, against any Acquired Company any charge of discrimination, harassment, or retaliation filed with the Equal Employment Opportunity Commission or similar Governmental Authority, and to the Knowledge of the Sellers, no event has occurred or circumstances exist that could provide the basis for any such charge.

3.19 Interested Transactions.

(a) Except as disclosed in Section 3.19 of the Company’s Disclosure Schedule, no Acquired Company is currently a party to any Contract, loan or other transaction with any of the following persons, or in which any of the following persons have any direct or indirect interest:

(i) Any director, officer, manager, member of management, employee, shareholder or Affiliate of the Company;

(ii) Any of the spouses, parents, siblings, children, aunts, uncles, nieces, nephews, in-laws or grandparents of any of the persons described in clause (i); or

(iii) Any corporation, trust, partnership, limited liability company, association or other entity in which any of the persons described in clauses (i) or (ii) has a beneficial interest (other than in a corporation whose shares are publicly traded and in which such persons own beneficially in the aggregate no more than 5% of the outstanding equity interest).

(b) None of the directors, officers, managers, members of management, Affiliates of Company or, to the Knowledge of the Sellers, any employee of an Acquired Company is an employee, consultant, service provider, partner, independent contractor, member, manager, principal, officer, director or owner of any business entity which is engaged in a business which directly competes with the Business of any Acquired Company.

3.20 Benefit Plans.

(a) Section 3.20 of the Company’s Disclosure Schedule sets forth a list of each Employee Benefit Plan and identifies the plan sponsor and the participating employers in each plan. No Acquired Company has entered into a legally binding commitment to establish or enter into any new Employee Benefit Plan, or to modify or amend any existing Employee Benefit Plan except to conform any such Employee Benefit Plan to applicable Law. The Company has made available to the Buyer true and complete copies of the plan documents and all amendments for each Employee Benefit Plan listed on Section 3.20 of the Company’s Disclosure Schedule (or, in the case of an unwritten plan, a written summary thereof) and true and complete copies of any funding arrangements, the most recent determination letter or opinion letter, as applicable; the three (3) most recently filed annual reports or returns with any required audited financial statements and summary of annual returns; the most recent summary plan descriptions and any modifications thereto; all current written contracts with service providers; and the discrimination tests performed during the three (3) most recently completed plan years.

(b) Each of the Employee Benefit Plans and the related trusts subject to ERISA complies in all material respects with and has been administered in compliance in all material respects with ERISA, the Code, and all other statutes, rules and regulations, agreements and instruments by which it is governed. No Acquired Company has received any notice from any Governmental Authority questioning or challenging such compliance. Each Employee Benefit Plan intended to be qualified under Code Section 401(a) has received from the IRS a favorable determination letter or opinion letter upon which it may rely, and no event has occurred that will or is reasonably likely to give rise to disqualification of any such plan or loss of intended tax consequences under the Code or to any tax under Code Section 511. No event has occurred for which, and no condition or set of circumstances exist under which, any Acquired Company or any tax-qualified Employee Benefit Plan is reasonably likely to be subject to any liability under ERISA Section 502(i) or Code Section 4975. All contributions, premiums and payments required to be made under the terms of any Employee Benefit Plan for all plan years ending on or prior to the date hereof have been timely made. All liabilities arising out of or related to Employee Benefit Plans of each Acquired Company are reflected on the GAAP Financial Statements in accordance with GAAP to the extent such accrual is required, except for liabilities for contributions, premiums and payments.

(c) No Employee Benefit Plan is, nor do any Acquired Company nor any ERISA Affiliate thereof has at any time sponsored, contributed to, or been obligated under Title I or Title IV of ERISA to contribute to or has any liability or obligation to: (i) a “defined benefit plan” (as defined in ERISA 3(35)); (ii) a “multiemployer plan” (as defined in ERISA Sections 4001(a)(3) and 3(37)) or (iii) a multiple employer plan as described in Section 413(c) of the Code. No Acquired Company has any liability that is required to be reserved under GAAP under Title IV of ERISA either directly or through its ERISA Affiliates, including any liability that could arise as a result of such Acquired Company’s membership in a “controlled group” as defined in ERISA Section 4001(a)(14) and ERISA Section 4001(b)(1).

(d) No Tax under Code Sections 4980B or 5000 has been incurred with respect to any Employee Benefit Plan and no circumstances exist which are reasonably likely to give rise to such Taxes. No employee or beneficiary of any employee is entitled to any welfare benefits, including death or medical benefits, beyond the termination of the employee’s service with the applicable Acquired Company or its ERISA Affiliates, other than as required by the coverage continuation requirements of Part 6 of Subtitle B of Title I of ERISA (“COBRA”) or a similar state law. No amount that could be received (whether in cash or property or the vesting of cash or property) as a result of any of the transactions contemplated by this Agreement by any employee, officer, manager or director of any Acquired Company or any ERISA Affiliate thereof who is a “disqualified individual” (as such term is defined under Code Section 280G) under any employment, severance or termination agreement, other compensation arrangement or Employee Benefit Plan currently in effect would be characterized as an “excess parachute payment” (as such term is defined in Code Section 280G). No Acquired Company nor any ERISA Affiliate thereof have any indemnity or gross-up obligation for any taxes imposed under Code Sections 4999 or 280G.

(e) None of any Acquired Company or any administrator or fiduciary of any Employee Benefit Plan (or any agent of any of the foregoing) has engaged in any transaction, or acted or failed to act in any manner which could subject any Acquired Company or any Buyer to any direct or indirect liability (by indemnity or otherwise) for breach of any fiduciary, co-fiduciary or other duty under ERISA. There are no unresolved claims or disputes under the terms of, or in connection with, the Employee Benefit Plans other than claims for benefits that are payable in the Ordinary Course of Business and no action, proceeding, prosecution, inquiry, hearing or investigation has been commenced or threatened with respect to any Employee Benefit Plan. There are no audits, investigations or examinations pending by the IRS, the United States Department of Labor or any other Governmental Authority with respect to any Employee Benefit Plan and, to the Knowledge of the Sellers, no such audit, investigation or examination is threatened, and there is no basis for any such audit, investigation or examination. There is no Litigation with respect to the administration or the investment of the assets of any Employee Benefit Plan (other than routine claims for benefits) pending or, to the Knowledge of the Seller, threatened and to the Knowledge of the Seller, there is no basis for any such Litigation.

(f) No “party in interest” (as defined in ERISA Section 3(14)) or “disqualified person” (as defined in Code Section 4975(e)(2)) of any Employee Benefit Plan has engaged in any nonexempt “prohibited transaction” (described in Code Section 4975(c) or ERISA Section 406).

(g) Each Employee Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)), to the extent applicable, has been maintained in compliance in both form and in operation with Code Section 409A, except where such non-compliance may be corrected under IRS correction programs without any material liability to any Acquired Company or ERISA Affiliate thereof or any of their respective employees. No Acquired Company has been required to report to any government or regulatory authority any corrections made or taxes due as a result of a failure to comply with Code Section 409A, and does not have any indemnity or gross-up obligation for any taxes imposed or accelerated under Code Section 409A.

(h) No Employee Benefit Plan is maintained outside the jurisdiction of the United States or covers or benefits any employee or other worker of the Company residing or working outside of the United States.

3.21 Insurance Procedures.

(a) Producers. For each of the Company’s Subsidiaries, Section 3.21(a) of the Company’s Disclosure Schedule separately identifies by dollar amount of premiums collected the top 20 agents, sub-agents, insurance agencies, insurance agents, insurance brokers, wholesalers, managing general agents, and other insurance producers that produce Insurance Contracts on behalf of such Subsidiary (collectively, the “Producers”) for the year ended December 31, 2013. The Company has delivered fully executed, true, complete and correct copies of all Contracts between an Acquired Company and a Producer. Except as set forth in Section 3.21(a) of the Company’s Disclosure Schedule, to the Knowledge of the Seller, at the time any such Producer wrote, sold or produced business, or performed such other act on behalf of an Acquired Company that required a license from a Governmental Authority, such Producer was duly licensed and appointed (where required) in the particular jurisdiction in which the Producer produced or serviced such business.

(b) No 18 USC §1033(e)(2) Filings. Except as set forth in Section 3.21(b) of the Company’s Disclosure Schedule, since January 1, 2010, none of the Acquired Companies have made a filing with any Governmental Authority seeking an exemption under 18 USC § 1033(e)(2) with respect to any Producer.

(c) Continuation of Relationships. Since January 1, 2010, through the date of this Agreement, no Producer has (i) indicated in writing or, to the Knowledge of the Acquired Companies, verbally indicated, that such Producer will be unable or unwilling to continue its relationship as a Producer with any of Acquired Company, and (ii) no Producer has threatened to terminate its relationship as a Producer with any Acquired Company subsequent to any merger or other acquisition of any Acquired Company.

(d) Producer Compensation. Since January 1, 2010, no Acquired Company compensates or has compensated any Producer or any other intermediary related to the Insurance Contracts using any method other than calculating such compensation as a percentage of premium.

(e) There are no Producer balances (agent balances) more than ninety (90) days past due.

3.22 Absence of Certain Business Practices. No Acquired Company or any officer, director, employee or agent of any Acquired Company has used any funds for unlawful contributions, gifts, entertainment or other expenses relating to political activity or otherwise, or has made any direct or indirect unlawful payment to Governmental Authority officials or employees from such Acquired Company’s funds or been reimbursed from such Acquired Company’s funds for any such payment, or is aware that any other person associated with or acting on behalf of any Acquired Company has engaged in any such activities.

3.23 Notes and Accounts Receivable. Section 3.23 of the Company’s Disclosure Schedule sets forth: (a) a breakdown and aging of all accounts receivable, notes receivable and other receivables of each Acquired Company, and (b) a list of any unreturned deposits or other deposits made by or held by any Person for the benefit of an Acquired Company, in each case, whether or not reflected on the Interim GAAP Balance Sheet. All notes and accounts receivable of the Acquired Companies are reflected properly on its books and records, are valid notes and receivables arising from bona fide transactions entered into in the Ordinary Course of Business subject to no setoffs, contests, defends or counterclaims, are current and collectible, and will be collected in full in accordance with their terms at their recorded amounts within 90 days after the day on which it first becomes due and payable, subject only to the reserve for bad debts set forth in the Interim GAAP Balance Sheet (rather than in any notes thereto) as adjusted for the passage of time through the Closing Date in accordance with GAAP, and arose solely out of bona fide sales and delivery of goods and performance of services.

3.24 No Brokers or Finders. Except as set forth on Section 3.24 of the Company’s Disclosure Schedule, no Acquired Company or Seller, and none of their respective Representatives, has incurred any obligation or liability, contingent or otherwise, or retained, employed or used any agent, finder, broker or other Person in any manner which could result in any Buyer, or any Representative of any Buyer, being liable, for any brokerage or finder’s fee or agent’s commission or other similar payment in connection with this Agreement or the transactions contemplated hereby.

3.25 Books and Records. The books of account, minute books and stock record books, and, in all material respects, the other records of each Acquired Company, all of which have been made available to the Buyer, are accurate, complete and correct and contain accurate and complete records of all material meetings held of, and corporate action taken by, the shareholders, the boards of directors, the committees of the boards of directors of each Acquired Companies, and no material meeting of any such shareholders, board of directors or committees has been held for which minutes have not been prepared and are not contained in such minute books.

3.26 Schedules. The representations and warranties of the Company and the Sellers set forth in this Agreement are made and given subject to the disclosures contained in the

Company’s Disclosure Schedule. The Company’s Disclosure Schedule shall be arranged using section references corresponding to the lettered and numbered sections contained in this Article III and no disclosure shall be deemed adequate to disclose an exception to a representation or warranty made herein unless such disclosure identifies the specific exception with reasonable particularity and identifies the relevant facts in reasonable detail.

3.27 Anti-Takeover Laws. No “fair price,” “moratorium,” “control share acquisition,” “business combination” or similar anti-takeover law, statute or regulation, including Section 203 of the General Corporation Law of the State of Delaware, is applicable to this Agreement or any of the transactions contemplated hereby. The restrictions contained in Section 203 of the General Corporation Law of the State of Delaware are not, and have never been applicable to the Company by reason of Section (b)(4) thereof, because the Company does not have a class of voting stock that is (A) listed on a national securities exchange, or (B) held of record by more than 2,000 stockholders. The Company has never “opted in” to Section 203 of the General Corporation Law of the State of Delaware by provision of its certificate of incorporation.

3.28 Accuracy of Representations. No representation or warranty of the Company in this Agreement and no statement in Company’s Disclosure Schedule omits to state a material fact necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading. No notice given pursuant to this Agreement will contain any untrue statement or omit to state a material fact necessary to make the statements therein or in this Agreement, in light of the circumstances in which they were made, not misleading.

3.29 No Other Representations or Warranties. Except for the representations and warranties contained in this Agreement (including the related portions of the Company’s Disclosure Schedule) and any certificate, document or agreement required hereby and delivered in connection herewith, none of the Sellers, the Company or any other Person has made or makes any other express or implied representation or warranty, written or oral, on behalf of the Seller or the Company. The parties hereto acknowledge and agree that nothing in this Section 3.29 shall limit the Buyer’s rights to indemnification set forth in Article VIII hereof or otherwise limit any other right or remedy available to Buyer.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each of the Sellers makes the following representations and warranties, with respect to itself only, to the Buyer, each of which is true and correct on the date hereof and shall remain true and correct to and including the Closing Date, except as set forth in the Company’s Disclosure Schedule, as follows:

4.1 Organization and Good Standing. It (a) is duly organized, validly existing and in good standing under the laws of its state of organization and (b) has the requisite company power and authority to own the Shares.

4.2 Power. Such Seller has full power, legal right and authority to enter into, execute and deliver this Agreement and the other Seller Ancillary Documents to which it is a party, and to carry out the transactions contemplated hereby and thereby.

4.3 Validity. This Agreement has been duly and validly authorized, executed and delivered by such Seller and is, and when executed and delivered the Seller Ancillary Documents will be, the legal, valid and binding obligation of such Seller, enforceable in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally, and by general equitable principles.

4.4 Title. Such Seller is the record and beneficial owner of the Shares, free and clear of all Liens.

4.5 No Default. The execution, delivery and performance of this Agreement and each Seller Ancillary Document to which such Seller is a party and the consummation of the transactions contemplated hereby and thereby will not, subject to obtaining the Seller Consents identified herein, (a) violate or breach (i) any of such Seller’s governing documents or (ii) any Law or Order applicable to or binding upon such Seller or upon such Seller’s Assets; or (b) conflict with or constitute a Default under any Contract to which such Seller is a party.

4.6 No Litigation. There is no Litigation pending or, to the knowledge of such Seller, threatened that is reasonably likely to prohibit or restrain the ability of such Seller to enter into this Agreement or the Seller Ancillary Documents to which it is or will be a party or consummate the transactions contemplated hereby or thereby.

4.7 No Foreign Persons. Such Seller is not a “foreign person” within the meaning of Section 1445(f)(3) of the Code, and no amount will be required to be withheld under Section 1445 of the Code in connection with any of the transactions contemplated by the Agreement.

4.8 Ocean Harbor Holding, Inc.. RM Ocean Harbor Holding, Inc. has never utilized or operated under the name “Ocean Harbor Holding, Inc.”. There is no entity with the name “Ocean Harbor Holding, Inc.” that is in any way associated with the Business or the Company.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer hereby represents and warrants to the Company as follows:

5.1 Incorporation; Good Standing. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Buyer has full power, legal right and authority to enter into, execute and deliver this Agreement and each Buyer Ancillary Document to which it is a party and to carry out the transactions contemplated hereby.

5.2 Authorization of Agreement; No Default. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of the Buyer. This Agreement and, when executed and delivered, each Buyer Ancillary Document to which the Buyer is a party constitute legal, valid and binding obligations of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors’ rights generally, and by general equitable principles. The execution, delivery and performance of this Agreement and each Buyer Ancillary Document to which the Buyer is a party and the consummation of the transactions contemplated hereby and thereby will not, subject to obtaining the Consents identified herein, (a) violate or result in a breach of or Default under the Governing Documents of the Buyer; or (b) violate any Law or Order applicable to or binding upon the Buyer. Except as set forth below on Schedule 5.2, no Consent, prior filing with or written notice to, or other action by, any Governmental Authority, or any other third party is required to be obtained, made or given by the Buyer in connection with the execution and delivery of this Agreement or any assignment, agreement or other instrument to be executed and delivered pursuant to this Agreement by the Buyer or the consummation of the transactions provided for herein or therein (“Buyer Consents”) except for such consents and approvals that have been obtained and filings, written notices and other actions that have been taken or made, and except for any such consent, approval, filing, written notice, or other action that the failure to make or obtain would not materially delay or materially impair the ability of the Buyer to either perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

5.3 No Brokers or Finders. Neither the Buyer, nor any of its respective Representatives, incurred any obligation or liability, contingent or otherwise, or retained, employed or used any agent, finder, broker or other Person in any manner which could result in the Company, the Sellers or any Representative of the Company, being liable, for any brokerage or finder’s fee or agent’s commission or other similar payment in connection with this Agreement or the transactions contemplated hereby.

5.4 No Reliance. The Buyer acknowledges that except as expressly set forth in this Agreement, the Company’s Disclosure Schedule or the certificate to be delivered by the Sellers pursuant to Section 7.1(c) of this Agreement and any certificate, document or agreement required hereby and delivered in connection herewith, (a) no current or former stockholder, director, officer, employee, affiliate or advisor of the Seller, the Acquired Companies or any other Person has made or is making any representations or warranties, express or implied, regarding the Sellers, the Acquired Companies or the Acquired Companies’ businesses or the subject matter of this Agreement, and (b) the Buyer is not relying and has not relied on any representations or warranties, express or implied, regarding the Sellers, the Acquired Companies or the Acquired Companies’ businesses or the subject matter of this Agreement. The parties hereto acknowledge and agree that nothing in this Section 5.4 shall limit the Buyer’s rights to indemnification set forth in Article VIII hereof or otherwise limit any other right or remedy available to Buyer.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Public Announcements. The Sellers’ Representative and the Buyer shall consult with each other as to the form and substance of any press release or other public disclosure related to this Agreement or any other transaction contemplated hereby; provided that nothing in this Section 6.1 shall be deemed to prohibit or restrict any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by Law or securities exchange.

6.2 Covenant Not to Compete; Confidentiality.

(a) Each Seller, each Other Seller Party, each Trust Beneficiary and each Restrictive Covenant Party (each a “Restricted Party”) covenants and agrees that, for a period of five (5) years after the Closing Date (the “Restricted Period”), such Restricted Party will not, directly or indirectly, engage in any activity prohibited pursuant to the terms of this Section 6.2.

(b) Each Restricted Party agrees that for the term of this Section 6.2, he, she or it, without the Buyer’s prior written consent, will not, directly or indirectly, (i) own, manage, operate, control or participate in, or be associated with as a director, manager, officer, shareholder, member, partner, joint venturer, employee, consultant or otherwise, or render service or advice or other aid to any Person which engages in a business involving any policy, endorsement or other product providing any wind-only coverage that applies to any type of property or structure utilized for residential purposes, including without limitation, houses, condominiums, cooperatives, apartment buildings, condominium associations, cooperative associations and homeowners associations, and any personal property and loss of use coverage related thereto in the State of Hawaii (the “Prohibited Business”); (ii) become financially interested in any Person engaged in any such Prohibited Business; or (iii) solicit or attempt to solicit any employee or independent contractor of any Acquired Company to work in a Prohibited Business for the Restricted Party personally or on behalf of any other Person. Notwithstanding the foregoing, (a) neither the Seller’s Affiliate, Hawaii Guaranty & Insurance Company, Inc. (“HIG”) nor any Restricted Party, shall be in violation of this Section 6.2(b) solely by virtue of HIG continuing to write residential and commercial property insurance policies in the State of Hawaii that include hurricane coverage so long as neither the Company nor HIG nor such Restricted Party violate any other provision of this Section 6.2, (b) none of G. Markus Polivka, the G. Markus Polivka Trust, MNE Holdings, Inc., MV Associates LLC, nor Monarch Insurance Services, Inc. shall be in violation of this Section 6.2 (b), Section 6.2 (c)(i) or Section 6.2 (c)(ii) by virtue of any of them owning, managing, operating, controlling or participating in, or being associated with as a director, manager, officer, shareholder, member, partner, joint venturer, employee, consultant or otherwise, or rendering service or advice or other aid to, MV Associates LLC or Monarch Insurance Services, Inc., or either such entity continuing to conduct its respective business as currently conducted, and (c) a Restricted Party shall not be in violation of this Section 6.2(b) solely by investing on a passive basis in less than one percent (1%) of the securities of any publicly traded company that engages in the Prohibited Business.

(c) Each Restricted Party agrees that for the term of this Section 6.2, the Restricted Party will not in any way, directly or indirectly, for itself, himself, herself or on behalf of or in conjunction with any other Person:

(i) solicit or divert away or attempt to solicit or divert away any customer that was served by any Acquired Company on or prior to the date hereof; or

(ii) solicit or divert away or attempt to solicit or divert away any prospective customer of any Acquired Company to which a proposal was submitted during the twelve (12) month period prior to the date hereof; or

(iii) employ, or seek to employ, whether for itself, as applicable, or for any other Person, any Employee or otherwise solicit, encourage or entice any Employee to terminate or alter his or her business relationship with any Acquired Company or the Buyer or their Affiliates.

The foregoing provision does not prevent a Restricted Party from soliciting and doing business with a customer or prospective customer of an Acquired Company, provided that it is of a different kind than the Prohibited Business.

(d) Each Restricted Party acknowledges that he, she or it has, and may pursuant to this Agreement, come into possession of certain confidential and proprietary information relating to the business, operations, condition and prospects of each Acquired Companies, and agrees that all such confidential and proprietary information is the sole and exclusive property of such Acquired Companies. No Restricted Party shall disclose any such confidential or proprietary information either during the term of this Agreement or at any time thereafter, except as required by Law or by any Governmental Authority. All such files, records, documents, information, data and similar items in any medium whatsoever relating solely to the business, assets or prospects of each Acquired Company shall remain the exclusive property of such Acquired Company and shall not be copied or removed from the premises of such Acquired Company, under any circumstances whatsoever without the prior written consent of such Acquired Company. Confidential information shall not include that information that is generally available to the public at the time of such disclosure or that any Restricted Party obtains from a third party not in violation of any obligation of confidentiality on the part of such third party to the Acquired Company or knowledge, information, concepts, strategies or practices that relate generally to the conduct of insurance business, so long as same does not otherwise include confidential or proprietary information of any Acquired Company.

(e) Each Restricted Party hereby agrees and acknowledges that money damages would not be an adequate remedy for his, her or its breach or threatened breach of any covenant, obligation or other provision set forth in this Section 6.2. Each Restricted Party acknowledges that his, her or its violation of this Section 6.2 will cause irreparable harm to the Acquired Companies and that damages are not an adequate remedy. Each Restricted Party therefore agrees (with respect to himself, herself or itself only) that each Acquired Company, including the Company for itself or by or on behalf of any other Acquired Company, shall be entitled to injunctive relief enjoining, prohibiting and restraining the Restricted Party from the continuance of any such violation, in addition to any monetary damages which might occur by reason of a violation of this Section 6.2 or any other remedies at law or in equity, including, without limitation, specific performance.

(f) The covenants set forth in this Section 6.2 are and shall be deemed and construed as separate and independent covenants made by each Restricted Party separate from any other Restricted Party. Should any part or provision of such covenants be held invalid, void or unenforceable by any court of competent jurisdiction, such invalidity or unenforceability shall not render invalid, void or unenforceable any other part or provision thereof. Specifically, and without limiting the generality of the foregoing, if any portion of this Agreement is found to be invalid by a court of competent jurisdiction because its duration, the territory and/or the restricted activities are invalid or unreasonable in scope, such duration, territory and/or restricted activity, as the case may be, shall be redefined by consideration of the reasonable concerns and needs of the business interests of the Acquired Companies such that the intent of the Buyer, in consummating the transactions contemplated by the Agreement, will not be impaired and shall be enforceable to the fullest extent permissible under applicable Laws.

(g) Each Restricted Party acknowledges and agrees that the covenants contained herein are provided in connection with an acquisition by the Buyer of the Company, the other Acquired Companies and the Business and the goodwill associated therewith. Each Restricted Party acknowledges that this Section 6.2 is a material inducement to the Buyer entering into this Agreement, and that the acquisition of the Company (and the other Acquired Companies) as contemplated by this Agreement is of direct and material benefit to the Restricted Party and is good and adequate consideration for the covenants given herein. Each Restricted Party also acknowledges that the Buyer has a present and future expectation of business within the territory set forth in Section 6.2(b) above. Each Restricted Party acknowledges the reasonableness of the term, geographic area and scope of the covenants set forth in this Section 6.2, and agrees that he, she or it will not, in any action, suit or other proceeding, deny the reasonableness of, or assert the unreasonableness of, the premises, consideration or scope of the covenants set forth herein. Each Restricted Party further acknowledges that complying with the provisions contained in this Agreement will not preclude him, her or it from engaging in a lawful profession, trade or business, or from becoming gainfully employed in such a way as to provide a standard of living for himself, herself or it, the members of his or her family, and those dependent upon him or her of the sort and fashion to which he, she and they have become accustomed and may expect.

(h) The rights and obligations of the Company and each Restricted Party under this Section 6.2 are personal and are not assignable, and no attempted assignment thereof or any portion thereof by any Restricted Party shall release him, her or it from any obligations hereunder. This Section 6.2 shall inure to the benefit of the Buyer and its successors and assigns.

6.3 Other Action; Filings.

(a) The Company, on the one hand, and the Buyer, on the other hand, shall use their respective commercially reasonable, good faith efforts (and the Company shall cause each Acquired Company to use its respective commercially reasonable, good faith efforts) to cause the fulfillment at the earliest practicable date of all of the conditions to their respective obligations to consummate the transactions contemplated in this Agreement at the Closing. The Company, the Seller and the Buyer shall use their respective commercially reasonable, good faith efforts to cause the Acquired Companies to obtain at the earliest practicable date all of the third party written Consents necessary to consummate the transactions contemplated in this Agreement at the Closing. Each Party hereto (a) shall make any appropriate filing pursuant to the HSR Act with respect to the transactions contemplated hereby within twenty (20) Business Days following the execution of this Agreement (and shall request and shall use commercially reasonable efforts to obtain early termination of the waiting period under the HSR Act), (b) shall use commercially reasonable efforts to make (and shall reasonably assist each other in making) all other filings and submissions under the HSR Act or other Law in connection with the consummation of the transactions contemplated hereby, (c) shall cooperate and coordinate the filings referred to in the immediately preceding clauses (a) and (b) with the other party, and (d) agrees that the Buyer, on the one hand, and the Company, on the other hand, will be responsible one half each for any filing fee due with respect to the HSR Act filings. Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, the Buyer shall not be obligated to sell or dispose of or hold separately (through a trust or otherwise) any assets or businesses of the Buyer or its Affiliates.

6.4 Cooperation and Proceedings; Access to Records.

(a) After the Closing, each Party shall cooperate with each other Party and its respective counsel and make him, her or itself reasonably available to the other Parties in connection with the institution or defense of any Claim, whether existing, threatened or anticipated, involving or relating to this Agreement and the transactions contemplated hereby, the calculation of any adjustments hereunder, including providing reasonable access to officers, directors, managers, employees, former employees, counsel, accountants, testimony, Records, properties and other information.

(b) Each Party will make available to each other Party any Records in the nonrequesting Party’s custody or control for the purpose of preparing any financial statement or Tax Return or preparing for or defending any Tax related examination of the requesting Party or any Acquired Company by any Governmental Authority. The Party requesting such Records will reimburse the nonrequesting Party for the reasonable out-of-pocket costs and expenses incurred by the nonrequesting Party. The nonrequesting Party will afford access to such Records during normal business hours, upon reasonable advance notice given by the requesting Party. The Company and the Buyer shall make their respective representatives and employees reasonably available on a mutually convenient basis to provide explanations of any documents or information provided under this Section 6.4.

(c) Notwithstanding the foregoing provisions of this Section 6.4, a Party shall not be required to make himself, herself or itself available or make available any Records if, after receiving advice of such Party’s counsel, doing so would (i) cause a violation of an obligation of confidentiality of such Party pursuant to an agreement to which such Party is a party, with any person or entity that is not Affiliate, employee or consultant to such Party (so long as such Party shall have used commercially reasonable efforts to obtain the consent of such third party to such availability), (ii) cause a risk of a loss of attorney-client, work product, business strategy or other similar right, protection or privilege available to such Party or (iii) constitute a violation of any applicable Law.

6.5 Conduct of Company’s Business Pending the Closing. From the date hereof until the Closing, except as otherwise approved in writing by the Buyer, the Company covenants as follows, and the Sellers shall cause each of the following to occur:

(a) No Changes. Each Acquired Company will carry on its business diligently and in the same manner as heretofore and will not make or institute any changes in its methods of purchase, sale, service, management, accounting or operation and not accelerate any receivable or delay any payable.

(b) Maintain Organization. Each Acquired Company will take such action as may be necessary to maintain, preserve, renew and keep in favor and effect the existence, rights and franchises of such Acquired Company and will use its best efforts to preserve the business organization of such Acquired Company intact, to keep available to such Acquired Company the present officers and employees, and to preserve for such Acquired Company its present relationships with agents, sub-agents, reinsurers, Governmental Authorities, vendors, service providers, and other Persons having business relationships with such Acquired Company.

(c) No Breach. Each Acquired Company and Seller will not do or omit any act, or permit any omission to act, which may cause a breach of any material Contract, commitment or obligation, or any material breach of any representation, warranty, covenant or agreement made by the Company and/or the Sellers herein, or which would have required disclosure on Section 3.7 of the Company’s Disclosure Schedule had it occurred after Year-End Balance Sheet Date and prior to the date of this Agreement.

(d) No Material Contracts. No Contract will be entered into, and no purchase of supplies and no sale of goods or services (real, personal, or mixed, tangible or intangible) will be made, by or on behalf of any Acquired Company, except: (i) in the Ordinary Course of Business and consistent with past practice, (ii) as are not material to any Acquired Company (individually or in the aggregate) and (iii) would not have been required to be disclosed in the Company’s Disclosure Schedule had they been in existence on the date of this Agreement.

(e) Maintenance of Insurance. Each Acquired Company shall maintain all of the insurance for which an Acquired Company is a beneficiary or a named insured in effect as of the date hereof.

(f) Maintenance of Property. Each Acquired Company shall use, operate, maintain and repair all such Acquired Company’s property in a normal business manner.

(g) Interim Financials. Each Acquired Company will provide the Buyer with interim monthly financial statements and other management reports as and when they are available.

(h) No Negotiations. No Acquired Company nor any Seller will directly or indirectly (through a Representative or otherwise) solicit or furnish any information to any prospective buyer, commence, or conduct presently ongoing, negotiations with any other party or enter into any agreement with any other party concerning the sale of any Acquired Company, any Acquired Company’s assets or business or any part thereof or any equity securities of any Acquired Company, by merger or otherwise (each, an “acquisition proposal”), and the Company and the Seller shall immediately advise the Buyer of the receipt of any acquisition proposal.

(i) No Transfer of Shares. No Company Shareholder nor any Acquired Company shall transfer or attempt to transfer any Company Stock or the stock of any Acquired Company and each Acquired Company shall refuse to allow such transfers to occur upon its books.

(j) Taxes. Regarding Taxes, no Acquired Company shall, without the review and consent of the Buyer (not to be unreasonably withheld or delayed) or as required by Law, in which case, the Acquired Company will provide prior written notice to the Buyer, make or change any material election, change an annual accounting period, adopt or change any accounting method, file any income Tax Return, amended income Tax Return or other material amended Tax Return, enter into any closing agreement, settle any income or other material Tax claim or assessment relating to such Acquired Company, surrender any right to claim a refund of any income or other material Taxes or consent to any extension or waiver of the limitation period applicable to any income or other material Tax claim or assessment relating to such Acquired Company, if such election, adoption, change, amendment, agreement, settlement, surrender or consent would have the effect of increasing the Tax Liability of such Acquired Company for any period ending after the Closing Date.

(k) No Dividends. No Acquired Company and no Board of Directors of any Acquired Company or committee thereof may approve, authorize, declare, disburse, issue or ratify any dividend payable to any shareholder of such Acquired Company.

(l) Indebtedness. No Acquired Company shall incur or assume any Debt; refinance existing Debt; assume, guarantee, endorse or otherwise become liable or responsible for the Debt or other obligations of any other Person (other than endorsements of checks in the ordinary course); or make any loans, advances or capital contributions to, or investments in, any Person, including any Affiliate, shareholder, member, partner, officer, director, employee, independent contractor or agent of the Acquired Companies other than in the Ordinary Course of Business.

6.6 Employee Matters.

(a) The Buyer shall ensure that all Persons who were employed by each Acquired Company immediately preceding the Closing Date (the “Hired Employees”) will remain employed in a substantially comparable position on and immediately after the Closing Date, except as otherwise provided pursuant to employment agreements for certain Hired Employees as contemplated by Section 6.6(g), at not less than the same base rate of salary or wages (for clarity, “salary or wages” shall exclude, without limitation, commissions, variable pay, target bonus, incentive compensation (including equity incentives), premium pay, overtime, shift differentials, retention amounts, change in control amounts and any similar payments). Nothing in this Agreement shall be construed to, or shall, require the Buyer or any Acquired Company to employ the Hired Employees for any definite period of time or prohibit the Buyer or any Acquired Company from changing the title, position, responsibility, salary or wages or other terms and conditions of employment of any Hired Employee at any time after the Closing Date at the discretion of the Buyer or the Acquired Company.

(b) Each Employee Benefit Plan sponsored or maintained by an Acquired Company prior to the Closing Date shall continue after the Closing Date solely for the benefit of the eligible employees of such Acquired Company that sponsors or maintains such Employee Benefit Plan and any Acquired Company that is a participating employer in such Employee Benefit Plan immediately prior to the Closing Date. If necessary or if requested by the Buyer, prior to the Closing Date, the Company shall amend, or cause to be amended, the plan documents for any Employee Benefit Plan sponsored or maintained by an Acquired Company to: (i) limit the participation in any such Employee Benefit Plan to eligible employees of the sponsoring Acquired Company and any Acquired Company that is a participating employer in such Employee Benefit Plan immediately prior to the Closing Date, and (ii) limit the participating employers in such Employee Benefit Plan to Acquired Companies. Nothing in this Agreement shall be construed to limit or prohibit the Buyer or the Company from amending, merging or terminating any Employee Benefit Plan sponsored or maintained by an Acquired Company for any reason or at any time after the Closing Date. All original files and records related to any Employee Benefit Plan sponsored or maintained by an Acquired Company shall remain with the Acquired Company after the Closing Date.

(c) On or before the Closing Date, each Acquired Company shall take such action as is necessary such that the Acquired Company shall cease being a “participating employer” in an Employee Benefit Plan that is sponsored or maintained by any ERISA Affiliate that is not an Acquired Company.

(d) Notwithstanding anything to the contrary contained in this Agreement, no provision in this Agreement is intended to, or does, constitute the establishment of, or an amendment to, any Employee Benefit Plan.

(e) Notwithstanding anything in this Agreement to the contrary, the Sellers shall retain all Liability with respect to, and each of the Sellers, Other Seller Parties and Trust Beneficiaries shall, severally and not jointly, based on its Pro Rata Share indemnify, defend and hold the Buyer, the Acquired Companies and their respective Affiliates harmless from and against, any change of control payment, transaction bonus, stay bonus, retention bonus or similar payment to which any director, manager, employee or former employee of any of the Acquired Companies or their respective Affiliates may be entitled in connection with the transactions contemplated by this Agreement.

(f) The Parties agree that any and all potential payments and benefits provided pursuant to Section 3 of the Change of Control Agreements, each dated October 1, 2008, by and between ZIC and each of Amori Ogata, Lee Cuccia, Leslie Door, Richard T. Toyama, Susan Tagawa, Robert Lee shall be accrued on Final Closing Date Balance Sheet to the extent not paid prior to the Closing Date.

(g) The Company shall use its reasonable best efforts to assist Buyer in receiving employment, noncompetition and nondisclosure agreements, in form and substance satisfactory to the Buyer, executed by the Company’s employees listed on Schedule 6.6(g); provided, however, the Sellers have no obligation to obtain such agreements, including no obligation to pay the employees to enter into such agreements.

(h) The provisions of this Section 6.6 are for the sole benefit of the Company and the Buyer and nothing herein, expressed or implied, is intended or shall be construed to confer upon or give to any Person (including for the avoidance of doubt any Hired Employees), other than the Company, the Buyer and its permitted successors and assigns, any legal or equitable or other rights or remedies (with respect to the matters provided for in this Section 6.6) under or by reason of any provision of this Agreement.

6.7 No Transfers. Each Seller agrees not (i) to sell, transfer, pledge, encumber, assign or otherwise dispose of (collectively, “Transfer”), or enter into any contract, option or other arrangement or understanding with respect to the Transfer by such Seller of, any of the Company Stock or offer any interest in any thereof to any Person other than pursuant to the terms of this Agreement, (ii) to enter into any voting arrangement or understanding, whether by proxy, power of attorney, voting agreement, voting trust or otherwise with respect to the Company Stock and agrees not to commit or agree to take any of the foregoing actions, or (iii) to take any action that would make any representation or warranty of such Seller contained herein untrue or incorrect or have the effect of preventing or disabling such Seller from performing its obligations under this Agreement or the other transaction documents to which it is to be a party.

6.8 Notices.

(a) Not later than three (3) Business Days prior to the Closing Date, the Sellers shall promptly provide notice to the Buyer of any breach of any representation or warranty of any of the Acquired Companies or any fact or circumstance that would, or would reasonably be likely to cause or constitute a breach of, any such representation or warranty had that representation or warranty been made as of the time of the occurrence of such fact or circumstance. If any such breach relates to the Company’s Disclosure Schedule, then the Company shall promptly deliver to the Buyer a supplement to the Company’s Disclosure Schedule. No such notice or delivery will be deemed to have cured any breach of any representation or warranty or affect any right or remedy of the Buyer under this Agreement, except as expressly provided herein.

(b) Not later than three (3) Business Days prior to the Closing Date, the Acquired Companies and the Seller shall promptly provide notice to the Buyer of any breach of any covenant of the Acquired Companies or the Sellers in this Agreement or any fact or circumstance that could make the satisfaction of any condition to Closing impossible or unlikely and of all corrective actions undertaken, or to be undertaken, by the Acquired Companies and the Sellers with respect thereto. No such notice will be deemed to have cured any breach of any covenant or affect any right or remedy of the Buyer under this Agreement, except as provided herein.

6.9 Tax Indemnification.

(a) From and after the Closing, each of the Sellers, Other Seller Parties and Trust Beneficiaries, severally and not jointly, based on its respective Pro Rata Share, shall indemnify, defend and hold the Buyer, its Affiliates, and after the Closing, the Acquired Companies, harmless against, and reimburse the Buyer for, the following: (i) any Taxes in respect of any Acquired Company for taxable periods ending on or before the Closing Date or allocable to the portion of the Straddle Period (as defined below) ending on the Closing Date (determined pursuant to Section 6.9(b)) (the “Pre-Closing Taxes”), (ii) any Taxes imposed on any Acquired Company under Treasury Regulation Section 1.1502-6(a) (or under any similar provision of law) for taxable years of any Acquired Company ending on or before the Closing Date, (iii) any Damages resulting from, arising out of or relating to a breach or misrepresentation with respect to any representation or warranty contained in Section 3.8, (iv) all liabilities and expenses reasonably incurred by the Buyer or any Acquired Company in connection with a Tax

Liability, including without limitation fees for legal counsel and accountants and (v) any Taxes as a result of an excess loss account or deferred intercompany transaction. Notwithstanding the foregoing, no indemnification will be provided with respect to any amount to the extent reflected as an accrued liability or reserved against in the computation of the Final Purchase Price.

(b) In the case of any taxable period that includes but does not end on the Closing Date (a “Straddle Period”), the amount of Taxes allocable to the portion of the Straddle Period ending on the Closing Date shall be deemed to be (i) in the case of Taxes imposed on a periodic basis (such as real or personal property Taxes), the amount of such Taxes for the entire period multiplied by a fraction, the numerator of which is the number of calendar days in the Straddle Period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire relevant Straddle Period, and (ii) in the case of Taxes not described in clause (i) above (such as Taxes that are based upon or related to income or receipts, based upon occupancy or imposed in connection with any sale or other transfer or assignment or property (real or personal, tangible or intangible)), the amount of any such Taxes shall be determined as if such taxable period ended as of the close of business on the Closing Date.

(c) For the avoidance of doubt, the Parties hereto agree that neither Party will make a ratable allocation election under Treasury Regulation Section 1.1502-76(b)(2)(ii) or any other similar provision of law. In accordance with Treasury Regulation Section 1.1502-76 and any analogous provision of law, any Tax related to an extraordinary transaction that occurs on the Closing Date after the Closing shall be allocated to the taxable period beginning after the Closing Date.

(d) The Sellers and the Buyer shall treat any indemnity payments made pursuant to this Section 6.9 as adjustments to the Purchase Price for Tax purposes unless applicable Tax Law causes such payment not to be so treated.

(e) The indemnity and payment obligations set forth in this Section 6.9 shall survive until the expiration of the applicable statute of limitations applicable under Tax Law plus sixty days; provided, however, that the right to indemnification with respect to claims of which notice was given prior to the expiration of the applicable survival period (determined as aforesaid) shall, notwithstanding the foregoing, survive such expiration until such claim is finally resolved and any obligations with respect thereto are fully satisfied. The provisions set forth in Article VIII shall have no operative effect with respect to any indemnification matter described in this Section 6.9.

6.10 Filing of Tax Returns.

(a) The Sellers’ Representative shall timely prepare and file, or cause to be timely prepared and filed (taking into account requests for extensions to file such returns), (i) all Tax Returns that are required to be filed by or with respect to the Acquired Companies in accordance with past practice (unless a different treatment of any item is required by an applicable Law) for Tax years or periods ending on or before the Closing Date, and shall cause all of the income of each Acquired Company, (including, without limitation, deferred items triggered into income under Treasury Regulation Section 1.1502-13 and any excess loss account taken into income under Section 1.1502-19) to be included in the consolidated federal income

Tax Return of the Affiliated Group of which the Seller is a member and any state, local or foreign unitary, combined or consolidated Tax Return and (ii) all other Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries that are due (taking into account requests for extensions to file such returns) on or before the Closing Date. In each case, the Sellers’ Representative shall timely remit (or cause to be timely remitted) any Taxes shown due on such Tax Returns.

(b) The Buyer shall promptly, but no later than sixty (60) days after the Closing Date or, in the case of a Tax Return described in Section 6.10(a) due prior to the sixtieth (60th) day after the Closing Date, such other date as the Buyer and the Sellers’ Representative may reasonably agree, provide (or cause to be provided) to the Sellers’ Representative any information reasonably requested by the Sellers’ Representative relating to the Company or any of its Subsidiaries to facilitate the preparation and filing of the Tax Returns described in Section 6.10(a). Notwithstanding the foregoing provisions of this Section 6.10(b), the Buyer shall not be required to provide (or cause to be provided) any such information if doing so would (i) cause a violation of an obligation of confidentiality of the Buyer pursuant to an agreement to which the Buyer is a party (so long as the Buyer shall have used commercially reasonable efforts to obtain the consent of such third party to such availability), (ii) cause a risk of a loss of attorney-client, work product, business strategy or other similar right, protection or privilege available to the Buyer or (iii) constitute a violation of any applicable Law. The Buyer shall prepare (or cause to be prepared) such information in a manner consistent with the past practice of the Company (unless a different treatment of any item is required by any applicable Law).

(c) Except as described in Section 6.10(a), the Buyer shall timely prepare and file (or cause to be timely prepared and filed) all Tax Returns with respect to each Acquired Company for Straddle Periods. If such Tax Returns report matters for which indemnification may be claimed from the Sellers pursuant to Section 6.9(a), then: (i) the Buyer shall prepare (or cause to be prepared) such Tax Returns in accordance with past practices of such Acquired Company (unless a different treatment of any item is required by any applicable Law), as applicable, (ii) completed drafts of such Tax Returns shall be submitted to the Sellers’ Representative at least thirty (30) days prior to the due date for filing such Tax Returns, (iii) the Sellers’ Representative shall have the right to review and approve each such Tax Return prior to the filing thereof, which approval may not be unreasonably withheld, (iv) without limiting the obligations of the Sellers under Section 6.9(a), the Buyer shall remit (or cause to be remitted) any Taxes due with respect to such Tax Returns covered by this Section 6.10(c), and (v) the Sellers shall remit the portion of such Taxes allocable to the portion of the Straddle Period ending on the Closing Date (determined pursuant to Section 6.9(b)) to the Buyer ten (10) business days before the Tax Return is due (except to the extent that any such Pre-Closing Taxes are reflected as an accrued liability or reserved against in the computation of the Final Purchase Price). In connection with the Sellers’ Representative’s review and approval of any Tax Return under this Section 6.10(c), the Sellers’ Representative may submit reasonable comments to the Buyer within thirty (30) days following the Sellers’ Representative’s receipt of a draft of the Tax Return, and the Buyer, subject to the further provisions of this Section, shall incorporate such comments of the Sellers’ Representative into such Tax Return. In the event of a disagreement between the Buyer and the Sellers’ Representative as to any such Tax Return, the Buyer and the Sellers’ Representative will negotiate to resolve the disputed items in good faith, and after a period of thirty (30) days, any items remaining in dispute shall be submitted for resolution by the

Auditor. The Auditor shall reach a determination with respect to the disputed items no later than thirty (30) days following their submission to the Auditor, and the Sellers and the Buyer agree that the determination of the Auditor shall, to the fullest extent permitted under applicable Law, be conclusive and binding on both the Sellers and the Buyer (the fees of the Auditor shall be divided equally between the Sellers and the Buyer).

6.11 Tax Proceedings.

(a) The indemnified party shall promptly deliver to the indemnifying party a copy of any written communication received by the indemnified party or any of its Affiliates from a Governmental Authority with respect to Taxes relating to a Pre-Closing Tax Period or a Straddle Period for which the Sellers may be liable under this Agreement and shall promptly notify the indemnifying party in writing of any pending or threatened audit, claim or demand (a “Tax Claim”) that could give rise to a right of indemnification, and to the extent known, describing in reasonable detail the facts and circumstances with respect to the subject matter of such Tax Claim; provided, however, that the failure to provide such notice shall not release the indemnifying party from any of its obligations under this Agreement except to the extent the indemnifying party is actually prejudiced by such failure.

(b) The Sellers may, in their sole discretion, control any Tax Claim. If the Sellers elect to control such Tax Claim, the Buyer and counsel of its own choosing shall have the right to participate in, but not direct, the prosecution or defense of such Tax Claim at the Buyer’s sole expense. The Sellers may not settle any such Tax Claim or administrative or judicial proceeding without the Buyer’s written consent, which consent shall not be unreasonably withheld. If the Sellers chooses not to control such Tax Claim or administrative or judicial proceeding, the Buyer shall, at its own expense, control such Tax Claim or administrative or judicial proceeding and the Sellers, at its own expense, may participate in such Tax Claim or administrative or judicial proceeding. The Buyer may not settle any such Tax Claim or administrative or judicial proceeding without the Sellers’ written consent, which consent shall not be unreasonably withheld.

(c) The Buyer shall pay (or cause to be paid) to the Sellers’ Representative any refunds, credits or similar benefits relating to Taxes (which, for the avoidance of doubt, does not include the use of any Qualified High Technology Business premium tax credits) with respect to taxable periods or portions of taxable periods of the Acquired Companies on or before the Closing Date or otherwise for which the Sellers have agreed to provide indemnification under this Agreement (including any interest paid thereon and net of any Taxes incurred in respect of the receipt or accrual of the refund, credits or similar benefits) other than a refund resulting from a carryback of Tax attribute from a Tax period ending after the Closing Date. Any payments required to be made under this Section 6.11 shall be made in readily available funds within thirty (30) days of the receipt of the refund, credits or similar benefits or the application of any such refunds as a credit against Tax for which the Sellers have not otherwise agreed to provide indemnification under this Agreement.

6.12 Tax Sharing Agreements. To the extent relating to an Acquired Company, the Sellers shall terminate (or cause to be terminated) on or before the Closing Date all intercompany Tax sharing agreements or arrangements, if any, to which any Acquired Company, on the one hand, and the Sellers or any Affiliate of the Seller, on the other hand, are parties, and neither the Sellers nor any Affiliate of the Sellers, on the one hand, or an Acquired Company, on the other hand, will have any liability thereunder to each other on or after the Closing Date.

6.13 Tax Cooperation. The Sellers and the Buyer shall furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to an Acquired Company, its assets or business (including access to books and records as well as the timely provision of powers of attorney or similar authorizations) as is reasonably necessary for the filing of all Tax Returns, the making of any election related to Taxes, the preparation for any audit by any Governmental Authority, and the prosecution or defense of any audit, proposed adjustment or deficiency, assessment, claim, suit or other proceeding relating to any Taxes or Tax Return. The Sellers and the Buyer shall cooperate with each other in the conduct of any audit or other proceeding related to Taxes and all other Tax matters relating to an Acquired Company, its assets or business and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Agreement. Notwithstanding the foregoing provisions of this Section 6.13, a Party shall not be required to furnish or cause to be furnished information and/or assistance (including access to books and records) to the other Party if, after receiving advice of such Party’s counsel, doing so would (i) cause a violation of an obligation of confidentiality of such Party pursuant to an agreement to which such Party is a party with any person or entity that is not an Affiliate, employee or consultant to such Party (so long as such Party shall have used commercially reasonable efforts to obtain the consent of such third party to the furnishing of such information), (ii) cause a risk of a loss of attorney-client, work product, business strategy or other similar right, protection or privilege available to such Party or (iii) constitute a violation of any applicable Law. The Sellers and the Buyer shall retain all Tax Returns, work papers and all material records or other documents in their possession (or in the possession of their Affiliates) relating to Tax matters of an Acquired Company for any taxable period that includes the Closing Date and for all prior taxable periods until the later of (a) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions, and (b) six (6) years following the due date (without extension) for such Tax Returns. After such time, before the Sellers or the Buyer shall dispose of any such documents in its possession (or in the possession of its Affiliates), the other Party shall be given an opportunity, after ninety (90) days prior written notice, to remove and retain all or any part of such documents as such other Party may select (at such other Party’s expense). Any information obtained under this provision shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

6.14 338(g) Elections. The Buyer shall not be permitted to make an election under Section 338(g) of the Code (or any similar provision of state or local Law) with respect to the Acquired Companies.

6.15 No Proposals. Each of the Sellers and the Company will not and will cause its officers, directors, affiliates, representatives and agents (collectively, “Related Parties”) not to directly or indirectly (including, without limitation, through discussions with, or actions through, any investment bankers, brokers or similar advisors), (i) submit, solicit, initiate, encourage or discuss any proposal or offer from any person or entity (other than the Buyer and its Affiliates) relating to any (A) reorganization, dissolution or recapitalization of any Acquired Company, (B)

merger, consolidation, acquisition or similar transaction or business combination involving any Acquired Company or its business or equity interests or assets, (C) sale or disposition of any assets of any Acquired Company or sale of any capital stock of or other equity interests in any Acquired Company, (D) any debt or equity financing involving any Acquired Company or (E) other transaction the consummation of which would prevent, impede, delay or have an adverse effect on the consummation of the transactions contemplated hereby, (ii) enter into any agreement, arrangement, understanding, or commitment related to any such transaction or (iii) furnish any information with respect to or facilitate in any other manner any effort or attempt by any person or entity (other than the Buyer and its Affiliates) to do any of the foregoing. The Company and the Sellers will and will cause their Related Parties to terminate all discussions with all third parties (other than the Buyer and its Affiliates) regarding any of the foregoing and will promptly notify the Buyer in writing if any person or entity makes any proposal, offer, inquiry or contact with respect to any of the foregoing or any other similar communication, and include in such written notice the subject matter of such proposal, offer, inquiry, contact or communication (including, without limitation, the terms and conditions of any proposal or offer). Except with the prior written consent of the Buyer, the Company and the Sellers will not and will cause their Related Parties not to make any announcements or disclose to any third party (other than those of its Related Parties who need to know and who agree to treat such information as confidential and other than as required by law) that it is in discussions with the Buyer and its Affiliates regarding the transactions contemplated hereby or any its terms.

6.16 Supplement to the Company’s Disclosure Schedule. From time to time prior to the date that is two (2) Business Days prior to the Closing, Sellers shall promptly supplement or amend the Company’s Disclosure Schedule hereto with respect to any matter hereafter arising, which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in the Company’s Disclosure Schedule (each a “Schedule Supplement”). If the Buyer receives a Schedule Supplement, the Buyer shall have until the Closing Date to determine whether (a) to terminate the Agreement pursuant to Section 7.5(d) or (b) to proceed with Closing. If the Buyer determines to proceed with Closing despite receipt of a Schedule Supplement, the disclosure in any such Schedule Supplement shall be deemed to have amended the Company’s Disclosure Schedule but only for purposes of any representation or warranty either (a) made at Closing or (b) made in a certificate to be delivered at Closing.

6.17 2014 Audited Financial Statements. Within fifty (50) days of the date hereof, Sellers shall provide the Buyer with the 2014 Audited Financial Statements and copies of all letters from the Company’s auditors to the Company’s board of directors or audit committee thereof relating to the 2014 Audited Financial Statements. If (i) the gross written or gross earned premium found in the 2014 Audited Financial Statements is less than the same found in the 2014 Unaudited Financial Statements by One Million Dollars ($1,000,000) or more, (ii) the Retained Earnings found in the 2014 Audited Financial Statements is less than the same found in the 2014 Unaudited Financial Statements by One Million Dollars ($1,000,000) or more, (iii) the Net Income found in the 2014 Audited Financial Statements is less than the same found in the 2014 Unaudited Financial Statements by Five Hundred Thousand Dollars ($500,000) or more or (iv) the Total Liabilities found in the 2014 Audited Financial Statements is more than the same found in the 2014 Unaudited Financial Statements by Five Hundred Thousand Dollars ($500,000) or more, Buyer shall have the right to terminate this Agreement.

6.18 Swiss Re Derivative. The Company shall expense and pay for all of the costs and expenses associated with the Swiss Re Derivative prior to the Closing Date and Sellers shall be entitled to any amount that becomes payable at any time to the Company pursuant to the Swiss Re Derivative.

ARTICLE VII

CLOSING

7.1 Conditions Precedent to the Buyer’s Obligation to Close. The Buyer’s obligation to consummate the transactions contemplated by this Agreement and to take the other actions to be taken by the Buyer at the Closing is subject to the satisfaction, at or prior to Closing, of each of the following conditions (any of which may be waived by the Buyer, in whole or in part):

(a) The representations and warranties of the Company and the Sellers in this Agreement and the Seller Ancillary Documents that are qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date).

(b) The Company and the Sellers shall have in all material respects performed all their respective covenants and obligations under this Agreement.

(c) The Buyer shall have received a certificate, dated the Closing Date and signed by the Company’s President or another senior officer, certifying to the effect that the conditions set forth in Section 7.1(a) and 7.1(b) have been satisfied.

(d) No third party shall have made or threatened a credible claim that such Person is the holder or beneficial owner of any shares capital stock of the Company.

(e) The Buyer shall have received possession of the certificates representing all of the Shares.

(f) The Company and the Buyer, as the case may be, shall have received or obtained all third party consents and approvals that are required of the Company or the Seller, or in the case of Buyer, that are required of the Buyer, including without limitation obtaining each of the Seller Consents and Permits identified on Schedule 7.1(f) in form and substance satisfactory to the Buyer, all of which will be in full force and effect.

(g) There shall not have been any events, occurrences or developments that, individually or in the aggregate, have resulted or could reasonably be expected to result in a Material Adverse Effect or prospective Material Adverse Effect on the Company.

(h) No action or proceeding shall be pending by any Person to restrain or prohibit the completion of the transactions contemplated hereby. There shall not be outstanding or pending on the Closing Date any Order or decree, or any complaint or judicial, administrative or regulatory proceeding or written notice seeking a judicial, administrative or regulatory order or decree which (i) restrains or enjoins or otherwise opposes the consummation of this Agreement or the transactions contemplated hereby or (ii) would impose material monetary damages or fines on the Buyer, the Seller or the Acquired Companies if this Agreement and the transactions contemplated herein are consummated.

(i) The Shareholders Agreement, dated October 23, 2009, by and among the Company and each Seller shall have been terminated.

(j) The Company shall have delivered to the Buyer written evidence, reasonably satisfactory to the Buyer, of the satisfaction of all Debt and shall have provided for termination of all UCC filings and security interests, if any, against the Company.

(k) The Funds Flow Memorandum duly executed by the Seller in form and substance reasonably satisfactory to the Buyer.

(l) The original Certificates representing all of the Shares.

(m) A certificate representing the Shares issued in the name of the Buyer and evidence of the transfer of the Shares to the Buyer in the stock ledger of the Company in accordance with applicable Law.

(n) The Amended and Restated Software License Agreement between the Company and GNW Holdings, Inc. substantially in the form attached hereto as Exhibit B shall be executed and delivered by the parties thereto and such agreement shall be in full force and effect (the “Software License Agreement”) which, together with the Maintenance Agreement, shall provide the Company with the same access as it has as the date hereof to use the “Software” (as defined therein) for at least one year following the Closing Date, except as otherwise explicitly specified in the Software License Agreement or the Maintenance Agreement.

(o) The Maintenance Agreement between the Company and GNW Holdings, Inc. substantially in the form attached hereto as Exhibit C shall be executed and delivered by the parties thereto and such agreement shall be in full force and effect (the “Maintenance Agreement”), which, together with the Software License Agreement, shall provide the Company with the same access as it has as the date hereof to use the Software (as defined in the Software License Agreement) for at least one year following the Closing Date, except as otherwise explicitly specified in the Software License Agreement or the Maintenance Agreement.1

(p) The license implementation fee of $250,000 relating to acceptance of the GNW software license shall have been paid by ZIC prior to the Closing Date. For the avoidance of doubt, neither the Acquired Companies nor any of their Affiliates shall have any responsibility for the payment of any implementation fee at or after Closing.

(q) Any and all fees, including Royalties (as defined in the Software License Agreement) under the Software License Agreement and implementation agreement and statement of work entered into in connection therewith, including the $500,000 in Royalties and $250,000 fee shall have been paid by ZIC prior to the Closing Date. For the avoidance of doubt, neither the Acquired Companies nor any of their Affiliates shall have any responsibility for the payment of any license fees whether prior to, at or after Closing.

(r) The Escrow Agent and the Sellers’ Representative shall have executed and delivered the Escrow Agreement.

(s) The Buyer shall have received the 2014 Audited Financial Statements and copies of all letters from the Company’s auditors to the Company’s board of directors or audit committee thereof relating to the 2014 Audited Financial Statements within fifty (50) days of the date hereof.

(t) The retention bonuses to key employees of ZIC in the aggregate amount of $363,692 approved by ZIC’s board of directors on July 31, 2015 shall be paid in full prior to the Closing Date.

7.2 Conditions Precedent to the Company’s and the Sellers’ Obligations to Close. The Company’s and the Sellers’ obligation to consummate the Closing and the Company’s obligation to take the other actions to be taken by the Company and the Sellers at the Closing is subject to the satisfaction, at or prior to Closing, of each of the following conditions (any of which may be waived by the Company, in whole or in part):

(a) The representations and warranties of the Buyer made in this Agreement and the Buyer Ancillary Documents qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, as of the date hereof and as of the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such earlier date).

(b) The Buyer shall have in all material respects performed all its covenants and obligations under this Agreement.

(c) The Seller shall have received a certificate, dated the Closing Date and signed by the Buyer’s President or another senior officer, certifying to the effect that the conditions set forth in Section 7.2(a) and 7.2(b) have been satisfied.

(d) The Buyer shall have received or obtained all third party consents and approvals that are required of the Buyer, including without limitation obtaining each of the Buyer Consents identified on Schedule 7.2(d) in form and substance satisfactory to the Sellers, all of which will be in full force and effect.

(e) No action or proceeding shall have been instituted against either Seller or the Company (i) involving a challenge to, or seeking relief (monetary or otherwise) in connection with the Agreement, or (ii) that could have the effect of preventing, delaying or otherwise interfering with the Closing or such Seller’s receipt of the Purchase Price.

(f) No action or proceeding shall be pending by any Person to restrain or prohibit the completion of the transactions contemplated hereby. There shall not be outstanding or pending on the Closing Date any Order or decree, or any complaint or judicial, administrative or regulatory proceeding or written notice seeking a judicial, administrative or regulatory order or decree which (i) restrains or enjoins or otherwise opposes the consummation of this Agreement or the transactions contemplated hereby or (ii) would impose material monetary damages or fines on the Buyer, the Seller or the Acquired Companies if this Agreement and the transactions contemplated herein are consummated.

(g) The Escrow Agent and the Buyer shall have executed and delivered the Escrow Agreement.

7.3 Closing Deliveries of Company. At the Closing, the Company shall deliver to the Buyer each of the following:

(a) A certificate representing the Shares issued in the name of the Buyer and evidence of the transfer of the Shares to the Buyer in the stock ledger of the Company in accordance with applicable Law.

(b) Releases in the form and substance reasonably satisfactory to the Buyer executed by the Persons listed on Schedule 7.3(b).

(c) Resignations in form and content satisfactory to the Buyer executed by the persons listed on Schedule 7.3(c).

(d) Written consents of the third parties identified in Schedule 7.3(d).

(e) For each Acquired Company, a certificate of good standing issued by the Secretary of State of the state of its incorporation and each other state in which such Acquired Company is qualified to do business as of Closing Date, in each case issued no earlier than five (5) Business Days prior to the Closing Date.

(f) For the Company, a certificate of its Secretary (i) certifying and attaching all requisite resolutions or actions of the Company’s board of directors and shareholders approving the execution and delivery of this Agreement and Company Ancillary Documents and the consummation of the transactions contemplated hereby; (ii) certifying to the incumbency and signatures of the officers of the Company executing this Agreement and each Company Ancillary Document; and (iii) attaching and certifying the Articles of Incorporation and By-laws of the Company.

(g) Legal opinions of Sullivan & Worcester LLP, Tanaka Radovich Andrew & Tanaka, LLLC and George V. Matlock as indicated, and with respect to the matters set forth in, Schedule 7.3(g), in form and substance reasonably satisfactory to Buyer.

(h) Evidence of termination of the agreements described in Section 7.1(i), in form and substance satisfactory to the Buyer.

(i) A Certificate of Company’s Treasurer and Chief Financial Officer setting forth all Company’s Debt as of the Closing that will not be repaid in full on the Closing Date, in form and content acceptable to the Buyer.

(j) Payoff and estoppel letters and releases evidencing payoff, discharge, removal and termination of the Debt and all underlying Liens identified, in form and substance satisfactory to the Buyer, which shall be effective at or prior to the Closing subject solely to payment of the Closing Debt the by the Buyer on behalf of the Company of the payoff amounts set forth therein.

(k) The Company shall have delivered to the Buyer a certification conforming to the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h).

(l) The Escrow Agreement, duly executed by the Sellers’ Representative.

(m) Software License Agreement, duly executed by the parties thereto.

(n) Implementation Agreement Amendment, duly executed by the parties thereto.

(o) Maintenance Agreement, duly executed by the parties thereto.

(p) Such other documents and instruments as may be reasonably requested by the Buyer, each in form and substance satisfactory to the Buyer and its legal counsel.

7.4 Closing Deliveries of the Buyer. At the Closing, the Buyer shall deliver each of the following:

(a) To the Seller, the Purchase Price.

(b) The Funds Flow Memorandum duly executed by the Buyer in form and substance reasonably satisfactory to the Seller.

(c) The Escrow Agreement, duly executed by the Buyer.

7.5 Termination of Agreement. By notice given prior to or at the Closing, this Agreement may be terminated as follows:

(a) by mutual consent of Parties;

(b) by the Buyer or the Seller if the Closing has not occurred on or before May 1, 2016 (the “End Date”), provided the Party seeking to terminate is not in material breach of this Agreement;

(c) by the Seller, if the Buyer shall have breached or failed to perform in any material respect any of its representations, warranties or agreements contained in this Agreement,

which breach or failure to perform (i) would result in a failure of a condition set forth in Section 7.2 and (ii) after written notice, has not been and cannot be cured by the End Date, provided, however, that the Company or the Seller is not then in material breach of this Agreement;

(d) by the Buyer, (i) if the Company or the Sellers deliver a Schedule Supplement or (ii) pursuant to Section 6.17; or

(e) by the Buyer, if the Company or the Seller shall have breached or failed to perform in any material respect any of its representations, warranties or agreements contained in this Agreement, which breach or failure to perform (i) would result in a failure of a condition set forth in Section 7.1 and (ii) after written notice, has not been and cannot be cured by the End Date, provided, however, that the Buyer is not then in material breach of this Agreement.

7.6 Effect of Termination of Agreement. In the event of the termination of this Agreement pursuant to Section 7.5, this Agreement shall terminate (except for the provisions of this Section 7.6 and the provisions of Article IX hereof other than Sections 9.2 and 9.4), and there shall be no other liability on the part of the Company or any of the Buyer to any other Party except for liability arising out of fraud or an intentional breach of this Agreement, in which case the aggrieved Party shall be entitled to all rights and remedies available at law or in equity.

ARTICLE VIII

INDEMNIFICATION

8.1 Survival. Except with respect to the representations and warranties contained in Section 3.8 (which shall be governed by Section 6.9), the representations and warranties of the Parties shall survive the Closing Date until March 31, 2017, and then shall expire and be of no further force or effect; provided that the representations and warranties made in Section 3.1 (Organization, Standing and Power), Section 3.2 (Capitalization of the Acquired Companies), Section 3.3 (Authorization of Agreement; Enforceability; No Breach; Consents), Section 3.8 (Tax Matters), subsections (a) through (f) and (o) of Section 3.13 (Insurance Procedures; Compliance with Laws), Section 3.20 (Benefit Plans), subsection (b) of Section 3.21 (Insurance Procedures), Section 3.24 (No Brokers or Finders) and Section 4.4 (Title) (collectively, “Fundamental Representations”) shall survive the Closing Date until sixty (60) days after the applicable statute of limitations has expired. If any Party provides written notice to the other Party of a Claim (in reasonable specificity) arising from a breach of a representation or warranty prior to the expiration of such representation’s or warranty’s applicable survival period, then such Claim and the underlying representation and warranty as it relates to such Claim shall survive until it is resolved.

8.2 Indemnification by the Seller. Subject to the limitations on indemnification set forth in this Article VIII, each of the Sellers, Other Seller Parties and Trust Beneficiaries, severally and not jointly, based on its respective Pro Rata Share, shall indemnify, defend and hold harmless the Buyer and its Affiliates and, from and after the Closing, each Acquired Company, and each of their respective directors, officers, partners, members, managers, employees and shareholders (collectively, the “Buyer Indemnified Parties”) from and against any and all damages, losses, deficiencies, diminution in value, actions, judgments, costs, expenses, debts, penalties, fines, liabilities and obligations (including reasonable attorneys’ fees and expenses) (collectively, “Damages”) of or against any of the Buyer Indemnified Parties resulting from, arising out of or relating to: (a) any breach of any representation or warranty made by the Company or such Seller in this Agreement or any Company Ancillary Document or any Seller Ancillary Document; (b) any breach or non-fulfillment of any covenant or agreement of the Company set forth in this Agreement or any Seller Ancillary Document; (c) any claim by any Person for a brokerage or finder’s fee or commissions or similar payments based upon or arising out of the transactions contemplated by this Agreement and engaged by any Acquired Company or any Seller; (d) any Designated Liabilities; (e) any Litigation Liabilities incurred by the Buyer or the Company related to any claim, complaint, audit, investigation or similar action by a participant, beneficiary, fiduciary, the participant’s representative, the U.S. Department of Labor, the IRS, or similar entity in connection with any Employee Benefit Plan described in Section 6.6(a) related to events that occur prior to the Closing Date; provided that there shall be no duplicative payments or indemnities by the Sellers. The right to indemnification or any other remedy based on warranties, representations, covenants and agreements in this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement. The waiver of any condition based on the accuracy of any warranty or representation, or on the performance of or compliance with any covenant or agreements, will not affect the right to indemnification or any other remedy based on such warranties, representations, covenants and agreements.

8.3 Agreement of the Trust Beneficiaries. Each of the parties executing a joinder hereto is a beneficiary of a trust that is a Direct or Indirect Owner (each a “Trust Beneficiary”). As a material inducement to the Buyer entering into this Agreement, each Trust Beneficiary is executing a joinder hereto to be bound by this Section 8.3 and Section 6.2. Each Trust Beneficiary acknowledges and agrees that it shall not take any action that limits or circumvents the ability of any Seller of which the Trust Beneficiary is a Direct or Indirect Owner to pay its obligations under this Agreement including without limitation such Seller’s obligations under this Article VIII. Each Trust Beneficiary agrees to indemnify each Buyer Indemnified Party against, and shall hold the Buyer Indemnified Parties harmless from, any Damages for which that any Seller is liable to a Buyer Indemnified Party under this Agreement, provided however, such Trust Beneficiary’s total liability under this Section 8.3 shall not exceed such Trust Beneficiary’s Pro Rata Share Cap. Each Seller and each Trust Beneficiary agrees that it shall not dissolve or liquidate any Seller without such Trust Beneficiary providing prior written notice to the Buyer and making arrangements reasonably satisfactory to the Buyer to ensure that the Trust Beneficiary undertakes and is subject to the liabilities and obligations of the applicable Seller hereunder.

8.4 Indemnification in Favor of the Sellers. Subject to the limitations on indemnification set forth in this Agreement, the Buyer shall indemnify, defend and hold harmless the Sellers and each of their respective directors, officers, partners, members, managers and shareholders (collectively, the “Seller Indemnified Parties”) from and against any and all Damages of or against any of the Seller Indemnified Parties resulting from, arising out of or relating to: (a) any breach of any warranty or representation made by the Buyer in this Agreement or any Buyer Ancillary Document; (b) any breach or non-fulfillment of any covenant or agreement of the Buyer set forth in this Agreement or any Buyer Ancillary Document or (c) any breach or non-fulfillment of any covenant or agreement of the Company under Section 6.5 to be performed after the Closing provided that there shall be no duplicative payments or indemnities by the Buyer. The right to indemnification or any other remedy based on warranties, representations, covenants and agreements in this Agreement shall not be affected by any investigation conducted with respect to, or any knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with, any such representation, warranty, covenant or agreement. The waiver of any condition based on the accuracy of any warranty or representation, or on the performance of or compliance with any covenant or agreements, will not affect the right to indemnification or any other remedy based on such warranties, representations, covenants and agreements.

8.5 Procedure Relative to Indemnification.

(a) In the event that any Buyer Indemnified Party or the Company shall receive actual notice of facts or information giving rise to a claim (a “Claim”) that it is entitled to be indemnified pursuant to the terms of this Article VIII, it (the “Claiming Party”) shall so notify the Sellers’ Representative against which the Claim is made (the “Indemnifying Party”) in writing promptly after discovery of the facts supporting such Claim. Such notice shall specify with reasonable specificity and detail each individual item of Damage included in the amount so stated, the date such item was incurred, the basis of any anticipated liability and the nature of the breach of representation, warranty, covenant or agreement to which each such item is related and the computation of the amount to which the Claiming Party claims to be entitled to hereunder (if determinable). The failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually and materially prejudiced as a result of such failure.

(b) The Indemnifying Party may, upon receipt of written notice of a Claim and at its expense, take control of the defense and investigation of such lawsuit or action (with counsel selected by the Indemnifying Party) in its own name or, if necessary, in the name of the Claiming Party; provided that, the Indemnifying Party shall not be entitled to assume control of the defense (A) if the Claim relates to or arises in connection with any criminal proceeding, indictment or allegation or any governmental proceeding; (B) if the Claiming Party reasonably believes an adverse determination with respect to the proceeding or other claim giving rise to such Claim for indemnification would be materially detrimental to the Claiming Party’s reputation or future business prospects; or (C) unless the Indemnifying Party can demonstrate to the Claiming Party that the Indemnifying Party can pay in full its indemnification obligation under this Agreement if an adverse Claim is rendered. The Claiming Party shall have the right, at its expense, to participate in the defense. The Claiming Party and the Indemnifying Party will cooperate with each other and make reasonably available to each other such assistance, employees and materials as may be reasonably requested by the other. Notwithstanding the foregoing sentence, neither the Claiming Party nor the Indemnifying Party shall be required to make reasonably available to the to the other such assistance, employees or materials if doing so would, after receiving the advice of such party’s counsel, (i) cause a violation of an obligation of confidentiality of such party pursuant to an agreement to which such party is a party with any person or entity that is not another indemnified party or an Affiliate, employee or consultant to such party (so long as such party shall have used commercially reasonable efforts to obtain the consent of such third party to the furnishing of such information), (ii) cause a risk of a loss of attorney-client, work product, business strategy or other similar right, protection or privilege available to such party or (iii) constitute a violation of any applicable Law. The Indemnifying Party shall have the right to settle and compromise such Claim only with the prior written consent of the Claiming Party (which consent will not be unreasonably withheld, delayed or conditioned); provided, however, that such consent shall not be required if the sole relief provided is monetary damages that are paid in full by the Indemnifying Party. After the Indemnifying Party assumes the defense of a Claim, the Indemnifying Party will not, as long as it diligently conducts such defense, be liable to the Claiming Party for any fees or expenses of counsel for the Claiming Party with respect to the defense of such claim.

(c) If the Indemnifying Party fails to assume the defense under Section 8.5(b) within twenty (20) days after receipt of written notice of a Claim, or shall notify the Claiming Party that it refuses to conduct a defense against a Claim, then the Claiming Party shall (upon delivering notice to such effect to the Indemnifying Party) have the right to conduct a defense against such Claim and shall have the right to settle and compromise such Claim. The Party undertaking the defense, compromise or settlement of the Claim will keep the other Party reasonably informed of the progress of any such defense, compromise or settlement (with any such compromise or settlement subject to the provisions of this Section 8.5).

8.6 Limitations on Indemnification.

(a) Each of the Buyer Indemnified Parties and the Seller Indemnified Parties shall be entitled to indemnification for Claims under Section 8.2(a) and Section 8.4(a) only to the extent that the aggregate Damages with respect to such matters exceed one-half of one percent (.5%) of the Final Purchase Price (such amount, the “Threshold”), in which event the Buyer Indemnified Parties or the Seller Indemnified Parties shall be responsible for the aggregate amount of Damages regardless of the Threshold. However, this Section 8.6(a) shall not apply to Claims for breaches of the Fundamental Representations or to any breach of any of a Seller’s or the Company’s representations and warranties of which such Seller had knowledge on the date on which such representation or warranty was made or any intentional breach by such Seller or the Company of any covenant or obligation contained herein, Claims arising out of or relating to the Kingsway Dispute, or Claims based on fraud.

(b) The aggregate amount the Buyer Indemnified Parties or the Seller Indemnified Parties may recover hereunder under Section 8.2(a) and Section 8.4(a) shall be limited to an amount equal to ten percent 10% of the Final Purchase Price (the “Aggregate Liability Cap”), except in respect of a Claim for Damages under Section 6.9 or Claims for breach of the Fundamental Representations, for which the maximum aggregate liability shall be the amount of the Final Purchase Price, or Claims arising out of or relating to the Kingsway Dispute or Claims based on fraud, for which there shall be no maximum aggregate liability limitation.

(c) Except for Damages payable to third parties (all of which third party damages shall be deemed foreseeable), no Indemnifying Party shall be responsible for any Damages that the Indemnifying Party could not reasonably have foreseen at the time of execution of this Agreement.

(d) The aggregate amount that the Buyer Indemnified Parties may recover hereunder from each Seller, Other Seller Party and Trust Beneficiary shall be such party’s Pro Rata Share Cap, except for Claims based on fraud by such Seller, for which there shall be no maximum aggregate liability limitations and for Claims under the following sentence. As between the Sellers, with respect to Damages arising from a breach by a Seller of the representations and warranties found in Article IV for which the Buyer Indemnified Parties are entitled to indemnification hereunder, the breaching Seller shall be solely responsible for Damages arising therefrom and shall be responsible for one hundred percent (100%) of such Damages.

(e) If any Buyer Indemnified Party has a claim under this Article VIII, the Buyer Indemnified Parties shall be entitled to (a) demand from and sue to obtain relief from each Seller, Other Seller Party and Trust Beneficiary for its Pro Rata Share of such liability, (b) pursue and seek a judgment against each Seller, Other Seller Party and Trust Beneficiary (c) seek Damages and other remedies set forth herein from each Seller, Other Seller Party and Trust Beneficiary, provided, however if any Seller, Other Seller Party or Trust Beneficiary shall pay in full its Pro Rata Share of Damages, then the Buyer Indemnified Parties shall not be entitled to obtain duplicate payment of those recovered amounts from any other Seller or Other Seller Party or Trust Beneficiary. By way of example, if Buyer has a claim for $1 million under Article VIII hereof and Buyer obtains a judgment against each Seller, Other Seller Party and Trust Beneficiary in the total amount of $1 million, then if Buyer receives payment from MNE Holdings, Inc. for its Pro Rata Share of the $1 million (equal to $58,800), then Buyer shall not be entitled to recover funds from KMK Enterprises LLC or G. Marcus Polivka in respect of the $1 million, but Buyer shall be entitled to recover funds from each Seller and Other Seller for its Pro Rata Share of the remaining portion of the $1 million, provided that the aggregate dollar amount payable by MP Holdings LLC and its direct and indirect owners other than MNE Holdings, Inc., KMK Enterprises LLC, the G. Markus Polivka Trust and G. Markus Polivka in respect of the $1 million judgment will be reduced to reflect the payment of the $58,800. By way of further example, if Buyer has a claim for $1 million under Article VIII hereof and Buyer obtains a judgment against each Seller, Other Seller Party and Trust Beneficiary in the total amount of $1 million, then Buyer receives payment from MP Holdings LLC of its Pro Rata Share of the $1 million ($323,500), then Buyer shall not be entitled to further recover funds from any Other Seller Party or Trust Beneficiary which is a direct or indirect owner of MP Holdings LLC with respect to the $1 million judgment. Buyer shall be entitled to recover the remaining $676,500 of such judgment only from RM Ocean Harbor Holding, Inc. and its direct and indirect owners.

(f) If the Claiming Party receives money from any third party (including insurance carriers) with respect to a Claim as to which the Claiming Party has previously indemnified the Claiming Party, then the Claiming Party shall pay such recovery to the Indemnifying Party, less any expenses in obtaining such recovery, including reasonable attorney’s fees.

(g) The sole and exclusive remedy of a Claiming Party with respect to Claims under or otherwise relating to the transactions that are the subject of this Agreement shall be the indemnification rights set forth in this Article VIII, except with respect to any intentional breach of any covenant or obligation contained herein or Claims based on fraud.

8.7 Adjustment to Purchase Price. Any indemnification payment made pursuant to this Article VIII shall constitute and be treated as an adjustment to the Purchase Price for Tax purposes, to the extent permitted by applicable Tax Law.

8.8 Calculation of Damages. For the purpose of calculating the amount of Damages arising from a breach of a representation or warranty (but not for determining whether or not any breach has occurred), pursuant to this Article VIII (i) the representations and warranties shall not be deemed qualified by any references to “material,” “in all material respects,” “Material Adverse Effect” or words or phrases of similar import and (ii) the value of any net Tax benefit actually and when realized by the indemnified party shall be taken into account to reduce the amount of Damages recoverable.

8.9 Setoff. Upon notice to the Sellers’ Representative specifying in reasonable detail the basis therefor, the Buyer may set off any amount to which it claims to be entitled from the Sellers, under this Article VIII, against amounts otherwise payable by the Seller under any provision of this Agreement, other than the Wind Holdback Amounts which are only subject to set off under Section 2.3 and the Kingsway Holdback Amount which is only subject to set off under Section 2.4. The exercise of such right of setoff by the Buyer in good faith, whether or not ultimately determined to be justified, will not constitute a default under this Agreement, regardless of whether the Seller disputes such setoff claim, or whether such setoff claim is for a contingent or an unliquidated amount. The exercise of, or the failure to exercise, such right of setoff will not constitute an election of remedies or limit the Buyer in any manner in the enforcement of any other remedies that may be available to it.

8.10 Kingsway Dispute.

(a) The Sellers’ Representative shall assume the defense of the Kingsway Dispute at the Sellers’ Representative’s sole expense and by its own counsel. The Acquired Companies shall cooperate in good faith in such defense; provided, however, that such cooperation shall not require the Acquired Companies to (a) incur any out of pocket cost or expense that is not advanced by the Sellers’ Representative or (b) take any action that interferes with the Acquired Companies’ day to day business operations. The Acquired Companies shall have the right to participate in the defense of the Kingsway Dispute with counsel selected by it subject to the Sellers’ right to control the defense thereof. The Sellers shall pay and advance the fees and disbursements of its counsel and the Buyer’s counsel. If the Sellers fail to diligently prosecute the defense of the Kingsway Dispute, the Acquired Companies may, subject to Section 8.10(b), (i) assume and control the defense thereof and (ii) pay, compromise, settle and defend the Kingsway Dispute and seek indemnification from the Sellers and the Other Seller Parties for any and all Damages based upon, arising from or relating to the Kingsway Dispute.

(b) Notwithstanding any other provision of this Agreement, the Sellers shall not enter into settlement of the Kingsway Dispute without the prior written consent of the Buyer, which consent shall not be unreasonably withheld; provided, however, the Sellers may settle the Kingsway Dispute without the prior written consent of the Buyer if both (i) the Sellers provide the Buyer with ten (10) business days’ notice of such settlement together with all settlement agreements and other documents related thereto and (ii) the settlement provides for (A) a full and unconditional release of the Acquired Companies and (B) the sole relief is money damages, which money damages are paid in full by the Sellers.

ARTICLE IX

MISCELLANEOUS

9.1 Definitions. For purposes of this Agreement, the capitalized terms set forth on Exhibit D have the meanings specified therein.

9.2 Expenses. Except as otherwise provided in this Agreement, (i) the Sellers will be responsible for and will pay all of their own and the Company’s fees and expenses (including, but not limited to, legal, accounting, financial advisory, financing, broker, finder and investment banker fees and expenses as well as any severance or change in control payments) incurred in connection with the transactions contemplated hereby or by the Seller Ancillary Documents, and (ii) the Buyer will be responsible for and will pay all of its own fees and expenses (including, but not limited to, legal, accounting, financial advisory, financing, broker, finder and investment banker fees and expenses) incurred in connection with the transactions contemplated hereby. If any action, suit or proceeding or appeal therefrom for the enforcement of this Agreement is brought with respect to or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions hereof, the successful or prevailing Party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that proceeding, in addition to any other relief to which it may be entitled.

9.3 Entire Agreement. Except as expressly contemplated hereby, this Agreement (including the Seller Ancillary Documents and the Buyer Ancillary Documents) constitutes the entire agreement between the Parties with respect to the matters set forth herein and supersedes all prior arrangements or understandings with respect thereto, written or oral. Notwithstanding the foregoing, the Confidentiality Agreement dated as of May 20, 2015 between the Buyer and Ocean Harbor Insurance Group will remain in effect and will survive any termination or expiration of this Agreement. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person, other than (a) the Parties or their respective successors, (b) Claiming Parties with respect to Article VIII, (c) the Acquired Companies and their Affiliates pursuant to Section 6.6(e) and 6.9 and (d) the Acquired Companies pursuant to Section 6.2, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.4 Amendments. This Agreement may only be amended upon the prior written consent of the Sellers, the Company and the Buyer.

9.5 Waivers. The failure of any Party at any time or times to require performance of any provision hereof shall in no manner affect the right of such Party at a later time to enforce the same or any other provision of this Agreement. No claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Parties. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

9.6 Assignment. Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto

(whether by operation of Law or otherwise) without the prior written consent of the Buyer and the Company; provided, that the Buyer may assign or delegate all or any portion of its rights and obligations hereunder to (a) one or more of its Affiliates, (b) any Person in connection with a sale of the Business or (c) as collateral under its lending arrangements in each case without such consent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

9.7 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered:

the Buyer or the Company on or after the Closing Date:	Heritage Insurance Holdings, Inc.
2600 McCormick Drive, Suite 300
Clearwater, Florida 33759
Attention: Bruce Lucas

with a copy to (which shall not constitute notice):	Greenberg Traurig, P.A.
401 East Las Olas Boulevard, Suite 2000
Fort Lauderdale, FL 33301
Attn: Fred E. Karlinsky, Esq.

the Seller or, prior to the Closing Date, the Company:	RM Ocean Harbor Holding, Inc.
One Penn Plaza
Suite 4409
New York, NY 10119
Attention: William Roche

with a copy to (which shall not constitute notice):	Sullivan & Worcester LLP
1633 Broadway
New York, NY 10019
Attention: Michael Student, Esq.

any other signatory to this Agreement or to a Joinder:	As indicated on Schedule 9.7 hereto

Any counsel designated by a Party above, or such counsel designated by notice to the other Parties, is hereby authorized to give notices hereunder on behalf of its client.

9.8 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without reference to any of its conflict of law principles.

9.9 Jurisdiction; Service of Process. Except as contemplated by Sections 2.2(b), 2.3(b), 2.3(c) and Section 6.10(c), any action, suit or proceeding arising out of or relating to this Agreement or any transaction contemplated hereby shall be brought in the federal or state court in Florida. Each Party irrevocably submits to the exclusive jurisdiction of each such court in any such Litigation, submits to personal jurisdiction in the State of Florida waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Litigation shall be heard and determined only in any such court and agrees not to bring any Litigation arising out of or relating to this Agreement or any transaction contemplated hereby in any other court.

9.10 Captions. The captions contained in this Agreement are for reference purposes only and are not part of this Agreement.

9.11 Severability. Any term or provision of this Agreement which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

9.12 Further Assurances. The Parties shall cooperate reasonably with each other in connection with any steps required to be taken as part of their respective obligations under this Agreement and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other Party may reasonably request for the purpose of carrying out the intent of this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing provisions of this Section 9.12, a Party shall not be required to furnish such further information to the other Party if doing so would (i) cause a violation of an obligation of confidentiality of such Party pursuant to an agreement to which such Party is a party (so long as such Party shall have used commercially reasonable efforts to obtain the consent of such third party to the furnishing of such information), (ii) cause a risk of a loss of attorney-client, work product, business strategy or other similar right, protection or privilege available to such Party or (iii) constitute a violation of any applicable Law.

9.13 Mutual Drafting. The Parties are sophisticated and have been represented by lawyers who have carefully negotiated the provisions hereof. As a consequence, the Parties do not intend that the presumptions of any laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement and therefore waive their effects.

9.14 Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, including by facsimile, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of Party and delivered to the other Parties.

9.15 Interpretation. When reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or Section of this Agreement, unless otherwise indicated. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa. Any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No summary of this Agreement prepared by any Party shall affect the meaning or interpretation of this Agreement. All references in this Agreement to “$” or “dollars” shall refer to United States dollars.

9.16 No Third Party Beneficiaries. Except with respect to the Buyer Indemnified Parties and the Seller Indemnified Parties, this Agreement is not intended, and shall not be deemed, to confirm any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns, to create any agreement of employment with any Person or to otherwise create any third party beneficiary hereto.

9.17 Release. IN CONSIDERATION OF THE PAYMENT OF THE PURCHASE PRICE AT CLOSING, THE SELLERS, EFFECTIVE AS OF THE CLOSING, HEREBY RELEASES, ACQUITS, AND FOREVER DISCHARGES EACH OF THE COMPANY AND THE BUYER, ANY OFFICER, MANAGER, DIRECTOR, COMMITTEE MEMBER, FIDUCIARY, AGENT, EMPLOYEE, REPRESENTATIVE, INSURER, ATTORNEY, ACCOUNTANT, FINANCIAL ADVISOR AND MEMBER OF THE COMPANY OR THE BUYER, AND ANY HEIRS, ADMINISTRATORS AND SUCCESSORS AND ASSIGNS OF ANY OF THE FOREGOING FROM AND AGAINST ANY AND ALL CLAIMS, LIABILITIES, OBLIGATIONS, PROMISES, AGREEMENTS, CONTROVERSIES, DAMAGES, SUITS, RIGHTS, DEMANDS, COSTS, LOSSES, DEBTS, EXPENSES, OR CAUSES OF ACTION OF ANY KIND WHATSOEVER, BASED UPON ANY THEORY OF FEDERAL, STATE OR LOCAL STATUTORY, REGULATORY OR COMMON LAW, AND ANY AND ALL CLAIMS AND DEMANDS OF WHATEVER KIND OR CHARACTER, WHETHER VICARIOUS, DERIVATIVE, OR DIRECT, WHETHER FIXED, CONTINGENT OR LIQUIDATED, OR WHETHER KNOWN OR UNKNOWN, THAT MAY BE OR COULD HAVE BEEN ASSERTED, WITH RESPECT TO ANY ACT, OMISSION, FACT, EVENT, OCCURRENCE, CIRCUMSTANCE OR OTHER MATTER OCCURRING OR EXISTING ON OR PRIOR TO THE CLOSING; PROVIDED, HOWEVER, THAT THE SELLERS DO NOT RELEASE THE BUYER WITH RESPECT TO ANY RIGHTS OF THE SELLERS THAT ARISE UNDER THIS AGREEMENT.

9.18 Remedies, Specific Performance, Injunction, Knowledge. Except with respect to any dispute relating to the Final Purchase Price submitted to the Auditor pursuant to Section 2.2(b), Section 2.3(b), Section 2.3(c) and Section 6.10(c), the Parties hereby agree and acknowledge that money damages would not be an adequate remedy for any breach or threatened breach by any Party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other Party to this Agreement, and further agree that, in the event of any breach or threatened breach by any Party to this Agreement of any covenant, obligation or other provision set forth in this Agreement for the benefit of any other Party to this Agreement, such other Party shall be entitled (in addition to any other remedy that may be available to it pursuant to this Agreement) to (a) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (b) an injunction restraining such breach or threatened breach. The representations, warranties, covenants and obligations of the Sellers, the Company and the Buyer set forth in this Agreement and the other documents contemplated hereby, and the rights and remedies that may be exercised by the Buyer, shall not be limited or otherwise affected by any information furnished to, or any investigation made by or knowledge of, the Buyer or any of its representatives. Likewise, the representations, warranties, covenants and obligations of the Buyer set forth in the Buyer Ancillary Documents, and the rights and remedies that may be exercised by the Sellers, shall not be limited or otherwise affected by any information furnished to, or any investigation made by or knowledge of, the Sellers or any of its representatives. Other than as provided by Applicable Law, the liability of the Buyer, the Sellers and the Company for actual or constructive fraud, intentional or willful misrepresentation, bad faith or substantially similar misconduct shall not be limited in amount, procedure for dispute resolution or as to the time during which a claim may be made. Except as expressly provided herein, the rights, obligations and remedies available pursuant to this Agreement are cumulative and in addition to any other rights, obligations or remedies otherwise available at law or in equity. Except as expressly provided herein, nothing herein will be considered an election of remedies.

9.19 Waiver of Jury Trial. EACH PARTY HEREBY ACKNOWLEDGES AND AGREES THAT ANY ACTION, SUIT OR PROCEEDING RELATED TO OR ARISING OUT OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAWS, EACH OF THE PARTIES HERETO WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION RELATED TO OR ARISING OUT OF THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.20 Sellers’ Representative; Power of Attorney. Each of the Sellers and each of the Other Seller Parties hereby irrevocably and unconditionally designate and appoint the Sellers’ Representative as their true and lawful representative, agent and attorney-in-fact, with full power and authority in each Seller’s and Other Seller Party’s name and on each Seller’s and Other Seller Party’s behalf, to execute any and all instruments or other documents on behalf of the Sellers and to do any and all other acts or things on behalf of the Sellers and Other Seller Parties which the Sellers’ Representative may deem necessary or advisable, or which may be required pursuant to this Agreement or otherwise, in connection with the consummation of this Agreement and the other transactions contemplated hereby. Without limiting the generality of the foregoing, the Sellers’ Representative shall have the full and exclusive power and authority to: (i) agree with Buyer with respect to any matter or thing required or deemed necessary by the Sellers’ Representative in connection with the provisions of this Agreement calling for the agreement of the Sellers and Other Seller Parties, give and receive written notices on behalf of all Sellers and Other Seller Parties, and act on behalf of the Sellers and Other Seller Parties in connection with any matter as to which the Sellers and Other Seller Parties (or any one or more of them) are or may be obligated to indemnify any Buyer Indemnified Party under this Agreement, all in the absolute discretion of the Sellers’ Representative; (ii) in general, do all things and perform all acts, including, without limitation, executing and delivering all agreements, amendments, certificates, receipts, consents, elections, instructions and other instruments or documents contemplated by, or deemed by the Sellers’ Representative to be necessary or advisable in connection with, this Agreement; and (iii) agree upon, resolve and compromise any issue or dispute related to indemnification pursuant to Article VIII. This appointment and grant of power and authority is coupled with an interest and is in consideration of the mutual covenants made in this Agreement and is irrevocable and will not be terminated by any act of any Seller or any Other Seller Party or operation of law, whether by the death or incapacity of any Seller or Other Seller Party or the occurrence of any event. Each Seller and Other Seller Party hereby irrevocably consents to the taking of any and all actions and the making of any decisions required or permitted to be taken or made by Sellers’ Representative pursuant to this Section 9.20. The parties to this Agreement shall cooperate with the Sellers’ Representative and any accountants, attorneys or other agents whom they may retain to assist in carrying out their duties hereunder. Except as specifically provided for in this Section 9.20, the Sellers’ Representative may communicate with the Sellers and Other Seller Parties or any other Person concerning their responsibilities hereunder, but they are not required to do so. In the event the Sellers’ Representative does elect to so communicate with the Sellers and Other Seller Parties, any decisions or actions hereunder remain within the Sellers’ Representative’s discretion. The Sellers’ Representative has a duty to serve in good faith the interests of the Sellers and to perform their designated role under this Agreement, but the Sellers’ Representative shall have no personal financial liability whatsoever to any Person relating to their service hereunder, except that they shall be personally liable for harm which they directly cause by an act of willful misconduct. Sellers’ Representative may resign at any time by notifying the Buyer in writing; provided that a successor shall have agreed to replace Sellers’ Representative upon such resignation. The provisions of this Section 9.20 shall in no way impose any obligations on the Buyer. In particular, notwithstanding any notice received by the Buyer to the contrary and absent bad faith or willful misconduct, the Buyer (i) shall be fully protected in relying upon and shall be entitled to rely upon, and shall have no liability to any Seller or Other Seller Parties with respect to, actions, decisions and determinations of the Sellers’ Representative, and (ii) shall be entitled to assume that all actions, decisions and determinations of the Sellers’ Representative are fully authorized by all of the Sellers and Other Seller Parties.

[Signature page immediately follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first written above.

The Buyer:

HERITAGE INSURANCE HOLDINGS, INC.

By:	/s/ Bruce Lucas
Name:	Bruce Lucas
Title:	Chairman and Chief Executive Officer

The Sellers:

RM OCEAN HARBOR HOLDING, INC.

By:	/s/ William E. Roche
Name:	William E. Roche
Title:	President

MP HOLDINGS, LLC

By:	/s/ Ian MacNaughton
Name:	Ian MacNaughton
Title:	Manager

The Company:

ZEPHYR ACQUISITION COMPANY

By:	/s/ William E. Roche
Name:	William E. Roche
Title:	President

[Signature page to Stock Purchase Agreement]

The Other Seller Parties:

TMG ZAC LLC

By:	IM CAPITAL MANAGEMENT LLC
Its Manager

	By:	/s/ Ian W. MacNaughton
Ian W. MacNaughton
Its: Member

IM CAPITAL MANAGEMENT LLC

By:	/s/ Ian W. MacNaughton
Ian W. MacNaughton
Its: Member

/s/ Duncan MacNaughton
DUNCAN MACNAUGHTON, TRUSTEE OF THE DUNCAN MACNAUGHTON TRUST DATED AUGUST 10, 1984, AS AMENDED

/s/ Ian W. MacNaughton
IAN W MACNAUGHTON

/s/ Jeffrey G. Arce
JEFFREY G. ARCE, TRUSTEE OF THE JEFFREY G. ARCE TRUST DATED JANUARY 10, 1997, AS AMENDED

/s/ Eric P. Tema
ERIC P. TEMA, TRUSTEE OF THE OF ERIC P. TEMA TRUST DATED APRIL 19, 2006, AS AMENDED

[Signature page to Stock Purchase Agreement]

KMK ENTERPRISES LLC

By:		MNE Holdings, Inc.
Its Member

	By:	/s/ G. Markus Polivka
G. Markus Polivka
Its: President

MNE HOLDINGS, INC.

By:		/s/ G. Markus Polivka
G. Markus Polivka
Its: President

/s/ G. Markus Polivka
G. MARKUS POLIVKA, TRUSTEE OF THE G. MARKUS POLIVKA REVOCABLE LIVING TRUST AGREEMENT DATED JUNE 27, 1991

THE MILO TRUST, ESTABLISHED UNDER THE MILO TRUST AGREEMENT DATED MARCH 31, 1986

By:		/s/ Lucille Maundrell
Name:		Lucille Maundrell
Title:		Trustee

MILO FAMILY LIMITED PARTNERSHIP II

By:		MILO INVESTMENTS II, INC., its general partner

By:		/s/ Philip Milo
Name:		Philip Milo
Title:		President

MILO INVESTMENTES II, INC.

By:		/s/ Philip Milo
Name:		Philip Milo
Title:		President

[Signature page to Stock Purchase Agreement]

/s/ Ralph Milo
RALPH MILO

[Signature page to Stock Purchase Agreement]

Restrictive Covenant Parties, solely for purposes of Section 6.2 hereof:

HAWAIIAN INSURANCE AND GUARANTY COMPANY LIMITED

By:	/s/ William E. Roche
Name:	William E. Roche
Title:	Chief Executive Officer

GREAT NORTHWEST INSURANCE COMPANY

By:	/s/ William E. Roche
Name:	William E. Roche
Title:	Chief Executive Officer

OCEAN HARBOR CASUALTY INSURANCE COMPANY

By:	/s/ William E. Roche
Name:	William E. Roche
Title:	President

GNW HOLDING, INC.

By:	/s/ William E. Roche
Name:	William E. Roche
Title:	President

SAFE HARBOR INSURANCE COMPANY

By:	/s/ William E. Roche
Name:	William E. Roche
Title:	President

HEARTLAND GENERAL AGENCY, INC.

By:	/s/ William E. Roche
Name:	William E. Roche
Title:	President

[Signature page to Stock Purchase Agreement]

The Sellers’ Representative:

RM OCEAN HARBOR HOLDING, INC.

By:	/s/ William E. Roche
Name:	William E. Roche
Title:	President

[Signature page to Stock Purchase Agreement]